UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Gulfport Energy Corporation

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3001 Quail Springs Parkway

Oklahoma City, Oklahoma 73134

NOTICE OF 2018 ANNUAL STOCKHOLDERS MEETING and PROXY STATEMENT Wednesday May 30, 2018 10:00 a.m., local time 3001 Quail Springs Parkway Oklahoma City Oklahoma 73134

April 30, 2018

Dear Gulfport Energy Corporation Stockholder:

On behalf of your board of directors and management, you are cordially invited to attend the Annual Meeting of Stockholders to be held at 3001 Quail Springs Parkway, Oklahoma City, Oklahoma 73134 on Wednesday, May 30, 2018, at 10:00 a.m., local time.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, please vote by telephone or via Internet or complete and return the enclosed proxy card in the accompanying envelope, in each case in accordance with the instructions provided in the enclosed proxy card. Please note that submitting a proxy will not prevent you from attending the meeting and voting in person.

You will find information regarding the matters to be voted on at the meeting in the enclosed proxy statement. Our 2017 Annual Report to Stockholders is either enclosed with these materials or has previously been mailed to you. This proxy statement and our 2017 Annual Report to Stockholders are also available on our website at www.gulfportenergy.com/proxy.

In addition to the formal items of business to be brought before the meeting, there will be a report on our operations, followed by a question and answer period. Your interest in Gulfport Energy Corporation is appreciated. We look forward to seeing you on May 30, 2018.

Sincerely,

	Michael G. Moore	David L. Houston
	Chief Executive Officer and President	Chairman of the Board

GULFPORT ENERGY CORPORATION

3001 Quail Springs Parkway

Oklahoma City, Oklahoma 73134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON May 30, 2018

To our Stockholders:

The Annual Meeting of Stockholders of Gulfport Energy Corporation will be held on May 30, 2018 at 10:00 a.m., local time, at 3001 Quail Springs Parkway, Oklahoma City, Oklahoma 73134, for the following purposes:

1.	To elect eight directors to serve until the Company’s 2019 Annual Meeting of Stockholders;

2.	To hold an advisory vote on the compensation paid to the Company’s named executive officers;

3.	To ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2018; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Your vote is important. Please carefully consider the proposals and vote in one of these ways:

•	Vote by telephone or via Internet in accordance with the instructions provided in the enclosed proxy card;

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope; or

•	Submit a ballot at the Annual Meeting.

Only stockholders of record at the close of business on April 10, 2018 or their proxy holders may vote at the meeting. Directions to the meeting can be obtained from the Company.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING STOCKHOLDERS TO BE HELD ON MAY 30, 2018. This proxy statement and the Company’s 2017 Annual Report to Stockholders are available on the Company’s website at www.gulfportenergy.com/proxy.

By Order of the Board of Directors,

Michael G. Moore Chief Executive Officer and President

This notice and proxy statement are first being mailed to stockholders on or about April 30, 2018.

GULFPORT ENERGY CORPORATION

3001 Quail Springs Parkway

Oklahoma City, Oklahoma 73134

PROXY STATEMENT

About the Annual Meeting	1
Board of Directors Information	4
Election of Directors and Director Biographies	6
Corporate Governance Matters and Communications with the Board	11
Nominating Process for Directors, Director Qualifications and Review of Director Nominees	13
Director Leadership Structure	14
Board of Director’s Role in Risk Oversight	15
Audit Committee Report	16
Executive Officers	18
Compensation Discussion and Analysis	20
Compensation Committee Interlocks and Insider Participation	40
Compensation Tables	40
Benefit Plans	45
401(k) Plan	45
2013 Restated Stock Incentive Plan	45
2014 Executive Annual Incentive Compensation Plan	46
Employment Agreements with our Chief Financial Officer, Senior Vice President of Geosciences, Senior Vice President of Drilling and Senior Vice President of Operations	52
Potential Payments Upon Termination, Resignation or Change of Control	54
Stock Ownership	58
Holdings of Major Stockholders	58
Holdings of Officers and Directors	60
Section 16(a) Beneficial Ownership Reporting Compliance	61
Certain Relationships and Related Transactions	61
Review and Approval of Related Party Transactions	61
Proposal to Approve, on an Advisory Basis, the Compensation Paid to the Company’s Named Executive Officers	62
Proposal to Ratify the Appointment of Our Independent Auditors	63
Solicitation by Board; Expenses of Solicitation	64
Submission of Future Stockholder Proposals	64
Availability of Form 10-K and Annual Report to Stockholders	65
Householding	65
Other Matters	65

i

About the Annual Meeting

Who is soliciting my vote?

The board of directors of Gulfport Energy Corporation, which we refer to as Gulfport, the Company and we in this proxy statement, is soliciting your vote at the 2018 Annual Meeting of Stockholders. The proposals to be voted on by the Company’s stockholders at the 2018 Annual Meeting of Stockholders are described below.

What am I voting on?

You are voting on:

•	The election of directors (see Proposal 1 beginning on page 6);

•	The approval, on an advisory basis, of the compensation paid to the Company’s named executive officers as reported in this proxy statement (see Proposal 2 beginning on page 62);

•	The ratification of Grant Thornton LLP as our independent auditors for 2017 (see Proposal 3 beginning on page 63); and

•	Any other business properly coming before the meeting.

How does the board of directors recommend that I vote my shares?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. The board of directors’ recommendations can be found with the description of each item in this proxy statement. In summary, the board of directors recommends a vote:

•	FOR the proposal to elect the nominated directors;

•	FOR the proposal to approve, on an advisory basis, the compensation paid to the Company’s named executive officers as reported in this proxy statement; and

•	FOR the proposal to ratify Grant Thornton LLP as the Company’s independent auditors for 2018.

Who is entitled to vote?

You may vote if you were the record owner of our common stock as of the close of business on the record date, which is April 10, 2018. Each share of common stock is entitled to one vote. As of April 10, 2018, we had 173,523,487 shares of common stock outstanding, excluding an aggregate of 1,000,198 shares of restricted stock and restricted stock units awarded under our 2013 Restated Stock Incentive Plan, but not yet vested. There is no cumulative voting.

How many votes must be present to hold the meeting?

Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by mail. In order for us to hold our meeting, holders of a majority of the voting power of our outstanding shares of common stock as of the close of business on April 10, 2018 must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

What is a broker non-vote?

If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote those shares, the broker may return the proxy card without voting on that proposal. This is known as a broker non-vote. No broker may vote your shares without your specific instructions on any of the proposals to be considered at the Annual Meeting other than the ratification of our independent auditors.

How many votes are needed to approve each of the proposals?

Our bylaws provide for the election of directors in uncontested elections by a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. Abstentions and broker non-votes will not be counted for voting purposes with respect to the re-election of directors. Stockholders may not cumulate their votes with respect to the re-election of directors. If any incumbent director is not elected because he does not receive a majority of the votes cast, he is required to immediately tender his or her resignation for consideration by our board of directors. Our board of directors will evaluate whether to accept or reject such resignation, or whether other action should be taken; provided, however, that the board will act on such resignation and publicly disclose its decision to accept or reject such resignation and the rationale behind such decision within 90 days from the date of the certification of the director election results.

Each of Proposals 2 and 3 requires the affirmative “FOR” vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Only votes for or against Proposal 2 will be counted as votes cast, and abstentions and broker non-votes will not be counted for voting purposes. Broker non-votes will be counted as votes cast with respect to Proposal 3.

How do I vote?

You can vote either in person by submitting a ballot at the meeting, or by proxy without attending the meeting.

To vote by proxy, you can vote in one of the following ways:

•	by telephone or via Internet in accordance with the instructions provided in the enclosed proxy card; or

•	by marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the Annual Meeting, and you hold your stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.

Can I change my vote?

Yes. You can change or revoke your vote at any time before the polls close at the Annual Meeting. You can do this by:

•	Voting by telephone or Internet at a later date, but prior to the deadline for telephonic and Internet voting specified in the enclosed proxy card;

•	Signing another proxy card with a later date and returning it to us prior to the meeting;

•	Sending our Senior Vice President of Corporate Development and Strategy a written document revoking your earlier proxy; or

•	Voting again at the meeting.

Who counts the votes?

We have hired Computershare Trust Company, N.A., our transfer agent, to act as the tabulation agent and count the votes represented by proxies cast by mail or ballot. Employees of Computershare Trust Company, N.A. will act as inspectors of election.

Will my vote be confidential?

Yes. As a matter of Company policy, proxies, ballots and voting tabulations that identify individual stockholders are treated as confidential. Only the tabulation agent and the inspectors of election have access to your vote. Directors and employees of the Company may see your vote only if there is a contested proxy solicitation, as required by law or in certain other special circumstances.

Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?

If you do not provide a proxy (by voting by telephone, via Internet or sending a proxy card, in each case in accordance with the instructions included in the enclosed proxy card) or vote your shares held in your name at the meeting, your shares will not be voted.

If you hold your shares in street name, your broker may be able to vote your shares for certain “routine” matters even if you do not provide the broker with voting instructions. The ratification of Grant Thornton LLP as our independent auditors for 2018 is considered routine. For matters not considered “routine,” if you do not give your broker instructions on how to vote your shares, the broker will return the proxy card without voting on that proposal. This is a broker non-vote. The proposals to elect directors and to approve, on an advisory basis, the compensation paid to the Company’s named executive officers are not considered routine. As a result, no broker may vote your shares on these proposals without your specific instructions.

How are votes counted?

In the election of directors contemplated by Proposal 1, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to one or more of the nominees. For Proposals 2 and 3, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

What if I vote by proxy but don’t indicate my vote on the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted FOR the director nominees listed on the card, FOR approving, on an advisory basis, the compensation paid to the Company’s named executive officers as described in this proxy statement and FOR the ratification of Grant Thornton LLP as our independent auditors for 2018.

Could other matters be decided at the Annual Meeting?

We have not received any stockholder proposals and are not aware of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, the persons named in your proxies will vote in accordance with their best judgment.

Who can attend the meeting?

The Annual Meeting is open to all holders of our common stock.

What do I need to bring to attend the Annual Meeting?

You will need proof of ownership of our common stock to enter the meeting. If your shares are in the name of your broker or bank or other nominee, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND PROOF THAT YOU OWN SHARES OF OUR COMMON STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.

How can I access the Company’s proxy materials and annual report electronically?

This proxy statement and the Company’s 2017 Annual Report to Stockholders are available on the Company’s website at www.gulfportenergy.com/proxy.

Board of Directors Information

What is the makeup of the board of directors and how often are the members elected?

Our board of directors currently consists of eight members who are elected annually. Seven of these eight directors are independent under the Nasdaq listing standards.

What if a nominee is unable or unwilling to serve?

That is not expected to occur. If it does, shares represented by proxies will be voted for a substitute nominated by the board of directors.

How are directors compensated?

Our policy is that members of our board of directors who are also our officers or employees do not receive compensation for their services as directors. The compensation of our non-employee directors is described below.

Cash Compensation

Our non-employee directors are paid an annual retainer of $60,000, an attendance fee of $1,500 for each board meeting attended in person, and an attendance fee of $750 for each board meeting attended telephonically. In addition, the Chairman of the Board receives an additional $65,000 annual retainer, the audit committee chairman receives an additional $15,000 annual retainer and the chairman of each of the compensation committee and the nominating and corporate governance committee receives an additional $10,000 annual retainer. Each committee member is also paid a $1,000 attendance fee for each committee meeting attended in person and a $500 attendance fee for each committee meeting attended telephonically.

Equity Compensation

Our non-employee directors are entitled to receive an annual grant of restricted stock units with an aggregate value of approximately $125,000 based on the closing price of our common stock on the date of grant, with vesting to occur in the following year. On June 8, 2017, we awarded the 2017 annual director grant in the amount of 9,608 shares of our restricted stock units to each of our then-serving non-employee directors under our 2013 Restated Stock Incentive Plan, which shares will vest on the earlier of the date of our 2018 Annual Meeting of Stockholders and June 8, 2018 if the non-employee director is in continuous service on that date. Paul D. Westerman, who was appointed to our board of directors in October 2017, received a pro-rata grant of 5,488 shares of our restricted stock units, which is subject to the same vesting terms. Deborah G. Adams, who was appointed to our board of directors in March 2018, received a pro-rata grant of 2,898 shares of our restricted stock units, which is also subject to the same vesting terms. Further information regarding our director compensation in 2017 is set forth under the heading “2017 Director Compensation” below.

Insurance and Indemnification

We provide liability insurance for our directors and officers at a current annual cost of approximately $506,137. We have also entered into indemnification agreements with each of our current directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

In addition, our certificate of incorporation sets forth limitations on our directors’ liability to our stockholders. Further, our bylaws contain indemnification and advancement of expenses provisions for the benefit of our directors and officers.

How often did the board of directors meet in 2017?

The board of directors met seven times in 2017. In addition to these meetings, the board of directors adopted resolutions by unanimous written consent. Each director attended at least 75% of the aggregate meetings of the board of directors and the meetings of the committees on which he served.

Election of Directors and Director Biographies

(Proposal 1 on the Proxy Card)

Who are this year’s nominees?

The directors standing for election this year to hold office until the 2019 Annual Meeting of Stockholders and until each such director’s successor is elected are listed below. All of these director nominees, except for our Chief Executive Officer, are independent under the Nasdaq listing standards, comprising a supermajority of independent directors currently serving on our board of directors.

MICHAEL G. MOORE, age 61. Mr. Moore was appointed as our Chief Executive Officer and as a member of our board of directors on April 22, 2014, and has served as our President since August 2013. He served as our Chief Financial Officer and Secretary from July 2000 to April 2014 and as our Vice President from July 2000 until his appointment as President in August 2013. Mr. Moore also served as our Interim Chief Executive Officer from February 15, 2014 until his appointment as our Chief Executive Officer on April 22, 2014. From May 1998 through July 2000, Mr. Moore served as Vice President and Chief Financial Officer of Indian Oil Company. From September 1995 through May 1998, Mr. Moore served as Controller of DLB Oil & Gas, Inc. Prior to that, Mr. Moore served as Controller of LEDCO, Inc., a Houston based gas marketing company. Mr. Moore has served on the Board of Directors of the Independent Petroleum Association of America since November 2017, the Oklahoma Independent Petroleum Association since May 2017 and the Ohio Chamber of Commerce since December 2014. Mr. Moore received both his Bachelor of Business Administration Degree in Finance and his Master’s in Business Administration from the University of Central Oklahoma.

DAVID L. HOUSTON, age 65. Mr. Houston has served as a director of the Company since July 1998 and as Chairman of the Board since July 2013. Since 1991, Mr. Houston has been the principal of Houston Financial, a firm providing wealth management products and services with a focus on the energy sector. Since 2000, Mr. Houston has managed a mineral trust with approximately 9,200 net acres in Oklahoma, Texas, Kansas and New Mexico, which includes responsibility for leasing and production matters. Mr. Houston served on the board of directors and executive committee of Deaconess Hospital, Oklahoma City, Oklahoma, from January 1993 until December 2008. Mr. Houston has served as the lead director on the board of directors of Diamondback Energy, Inc. (Nasdaq Global Market: FANG) since October 2012, is a member of its audit and compensation committees and is the chair of its nominating and corporate governance committee. He also served as a director of Bronco Drilling Company from May 2005 until December 2010 and was a member of its audit committee. Mr. Houston received a Bachelor of Science Degree in business from Oklahoma State University and a graduate degree in banking from Louisiana State University. Mr. Houston was recognized as a Top 100 Graduate of the College of Business at Oklahoma State University in the last 100 years and served on the faculty of the Louisiana State University Graduate School of Banking from 1980 to 1981.

BEN T. MORRIS, age 72. Mr. Morris has served as a director of the Company since August 4, 2014. From 2009 to 2012, Mr. Morris served as the Vice Chairman of the board of directors of the Sanders Morris Harris Group, a financial services and wealth management company he co-founded in 1987, or SMHG. Since its founding, Mr. Morris has served in various capacities with SMHG, including Executive Vice President and Director of Investment Banking, President and Chief Executive Officer and a member of the board of directors of SMH Capital, a subsidiary of SMHG, and Chief Executive Officer and a member of the board of directors of SMHG. Since 2012, Mr. Morris has continued as an employee of Sanders Morris Harris, Inc., a former subsidiary of SMHG. From 1980 to 1986, Mr. Morris served as the Chief Operating Officer of Tatham Corporation, a privately-held company engaged in natural gas transportation and marketing and oil and gas exploration and production. Mr. Morris began his career as an accountant at Price Waterhouse & Co. in 1967, and in 1973 joined Mid American Oil and Gas Inc. as Chief Financial Officer, eventually serving as President of the company until its sale in 1979. From 2011 to 2016, Mr. Morris served as a member of the board of directors and Chairman of the audit committee of Yuma Energy, Inc., a publicly traded exploration and production company. Mr. Morris has also served on the boards of several public companies, including Capital Title Group from 1998 to 2006, American Equity Investment Life Holding Company from 1997 to 2006, Tyler Technologies, Inc. from 2002 until 2005, where he served as Chairman of its audit committee, Fresh America Corp. from 1992 until 1996, where he served as a member of the compensation committee, and Deeptech International Inc. from 1988 until 1997. Mr. Morris has an extensive financial background, with over 25 years of experience in various aspects of the investment banking business. Mr. Morris received his Bachelor of Business Administration Degree from the University of North Texas, and also holds a Certified Public Accountant certificate from the State of Texas, along with several securities licenses.

C. DOUG JOHNSON, age 58. Mr. Johnson has served as a director of the Company since September 2015. Since August 1981, Mr. Johnson served in various roles at Phillips 66 and its predecessors Phillips Petroleum Co. and ConocoPhillips Company, which was formed by the merger of Philips Petroleum Co. and Conoco Inc. in 2002. Mr. Johnson most recently served as Vice President, Controller and principal accounting officer of Phillips 66, a publicly traded company engaged in mid-stream, chemicals, and refining, from April 2012 until his retirement on December 31, 2014. During the same period, he also served as Vice President, Controller and principal accounting officer of Phillips 66 Partners GP LLC, the general partner of Phillips 66 Partners LP, a publicly traded pipeline subsidiary of Phillips 66. From June 2010 until April 2012, Mr. Johnson served as General Manager, Upstream Finance, Strategy and Planning at ConocoPhillips. Prior to that, Mr. Johnson’s tenure at ConocoPhillips included his service as General Manager, Downstream Finance from 2008 to 2010 and General Manager, Upstream Finance from 2005 to 2008. Mr. Johnson also served on the board of Chevron Phillips Chemical Company LLC, a joint venture of Phillips 66 Partners LP and Chevron Corp., and its audit committee, where he was co-chairman, from April 2012 until December 2014. Mr. Johnson has an extensive financial and accounting background, with over 33 years of service in the oil and natural gas industry. Mr. Johnson received his Bachelor of Science Degree in Accounting from the University of Arkansas, and also holds a Certified Public Accountant certificate from the State of Oklahoma.

SCOTT E. STRELLER, age 50. Mr. Streller has served as a director of the Company since August 2006. In 1992, Mr. Streller founded the Scott Streller Insurance and Financial Services Agency (Farmers Insurance), which has been recognized both regionally and nationally as one of the top agencies within the Farmers Insurance Group of Companies. Mr. Streller is active in the community and has served in a variety of leadership roles in local public and non-profit organizations. Additionally, Mr. Streller frequently serves as a guest lecturer at local universities and insurance and financial services seminars. Mr. Streller earned a Bachelor’s Degree in Business Management from the University of Central Oklahoma. In addition, Mr. Streller received a Master’s in Athletic Administration from Oklahoma State University.

CRAIG GROESCHEL, age 50. Mr. Groeschel has served as a director of the Company since August 2011. Since 1996, Mr. Groeschel has served as a founding pastor of LifeChurch, one of the largest churches in the United States. Since founding LifeChurch, Mr. Groeschel has served on its Board of Directors. Under Mr. Groeschel’s leadership, LifeChurch has grown to 29 locations in nine states. Mr. Groeschel received a Bachelor’s Degree in Business Marketing from the Oklahoma City University, a Master’s of Divinity Degree from the Phillips Graduate Seminary and an Honorary Doctorate of Human Letters from Southeastern Christian University. Mr. Groeschel is a frequent speaker at various domestic and international forums and an author of a number of books.

PAUL D. WESTERMAN, age 62. Mr. Westerman has served as a director of the Company since October 2017. Mr. Westerman has served as a Trustee and Director of the Westerman Family Trusts and Westerman Interest Inc., respectively, since 1999. From September 2011 to December 2012, Mr. Westerman served as Senior Executive Vice President and Chief Business Development Officer of J-W Energy Company, a diversified energy company engaged in exploration and production, energy services, midstream and manufacturing, among other businesses. Mr. Westerman joined J-W Energy Company in 1984 and, during his time there, he served in several other leadership roles, including as Chief Operating Officer. Prior to joining J-W Energy Company, Mr. Westerman served in various positions at Phillips Petroleum Company, Terra Resources and Kerr-McGee

Corporation. Mr. Westerman has served on the Board of Directors of J-W Energy Company since 1996. Mr. Westerman has also served on the Board of Directors of Oakwood Bank since February 2018. Mr. Westerman previously served as a Director of Vintage Bank, Benedictine College, the Dallas Petroleum Club, the Dallas Wildcatters Association and the Dallas Hard Hatters Association. Mr. Westerman is also a member of the National Association of Corporate Directors and the Society of Petroleum Engineers. Mr. Westerman earned his bachelor’s degree in petroleum engineering from the University of Oklahoma and is a Registered Professional Engineer in the State of Texas.

DEBORAH G. ADAMS, age 57. Ms. Adams has served as a director of the Company since March 2018. Ms. Adams served as Senior Vice President of Health and Safety, Project and Procurement with Phillips 66 from May 2014 until her retirement in October 2016. From 2008 to May 2014, Ms. Adams served as President of Transportation for Phillips 66 and ConocoPhillips. Prior to this position, Ms. Adams worked as general manager and Chief Procurement Officer for ConocoPhillips beginning in 2005. From 2003 to 2005, Ms. Adams served as general manager, International Refining, for ConocoPhillips. Before this role, Ms. Adams served as general manager, Global Downstream Information Systems following the ConocoPhillips merger in 2002. Ms. Adams began her career in 1983 as a process engineer in the refining division of the Conoco Global Engineering Department before moving through a variety of business development, planning, supply and trading and operations positions. She also served on several of ConocoPhillips’ joint venture boards during her tenure at ConocoPhillips. In addition, Ms. Adams has served on the board of directors of MRC Global Inc. and as a member of its audit committee and its compensation committee since October 2017. Ms. Adams served two full terms on the board of BakerRipley from February 2012 to February 2018 and currently serves as a member of the Foundation Board of Trustees and the Board of Governors for the Oklahoma State University. In 2014, Ms. Adams was inducted into the Oklahoma State University College of Engineering, Architecture and Technology Hall of Fame and in 2015, the Oil and Gas Diversity Council named Ms. Adams to the list of the Top 50 Most Powerful Women in Oil and Gas. Ms. Adams received a Bachelor of Science degree in chemical engineering from Oklahoma State University in 1983.

What does the board of directors recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THESE DIRECTORS

What are the committees of the Board?

Our board of directors has an audit committee, a nominating and corporate governance committee, which we refer to herein as the nominating committee, and a compensation committee, which committees perform the functions specified below. The members of each committee are as of the date of this proxy statement.

Committee	Members	Principal Functions	Number of Meetings in 2017
Audit	David L. Houston C. Doug Johnson* Ben T. Morris Scott E. Streller Deborah G. Adams**

•          Reviews and discusses with management and the independent auditors the integrity of our accounting policies, internal controls, financial statements, accounting and auditing processes and risk management compliance.

•          Monitors and oversees our accounting, auditing and financial reporting processes generally, including the qualifications, independence and performance of the independent auditor.

•          Monitors our compliance with legal and regulatory requirements.

•          Establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•          Reviews and approves related party transactions.

•          Appoints, determines compensation, evaluates and terminates our independent auditors.

•          Pre-approves audit and permissible non-audit services to be performed by the independent auditors.

•          Prepares the report required by the Securities and Exchange Commission, or the SEC, for the inclusion in our annual proxy statement.

•          Reviews and reassesses the adequacy of the audit committee charter on a periodic basis.

•          Inform our independent auditors of the audit committee’s understanding of significant relationships and transactions with related parties and review and discuss with our independent auditors the auditors’ evaluation of our identification of, accounting for and disclosure of our relationships and transactions with related parties, including any significant matters arising from the audit regarding our relationships and transactions with related parties.

4

Committee	Members	Principal Functions	Number of Meetings in 2017
Compensation	Scott E. Streller* Craig Groeschel David L. Houston C. Doug Johnson Paul D. Westerman*** Deborah G. Adams**

•          Oversees and administers our executive compensation policies, plans and practices and evaluates their impact on risk and risk management.

•          Assists the board of directors in discharging its responsibilities relating to the compensation of our executives, including our chief executive officer, and other key employees.

•          Administers our equity-based compensation plans, including the grants of stock options, restricted stock awards and other equity awards under such plans.

•          Reviews, approves and administers our cash-based incentive bonus plans, including the establishment of performance criteria, targets and awards under our 2014 Executive Annual Incentive Compensation Plan.

•          Makes recommendations to the board with respect to incentive compensation.

•          Where appropriate or required, makes recommendations to our stockholders with respect to incentive compensation and equity-based plans.

•          Conducts annual performance evaluation of the committee.

•          Reviews disclosure related to executive compensation in our proxy statement and prepares an annual compensation committee report.

•          Reviews and considers the stockholders’ advisory vote on executive compensation and the frequency of holding such advisory vote.

•          Reviews and reassesses the adequacy of the compensation committee charter.

4
Nominating and Corporate Governance	Ben T. Morris* David L. Houston Scott E. Streller Paul D. Westerman***

•          Assists the board of directors in developing criteria for, identifying and evaluating individuals qualified to serve as members of our board of directors.

•          Selects and recommends director candidates to the board of directors to be submitted for election at the Annual Meeting and to fill any vacancies on the board of directors.

•          Periodically reviews and makes recommendations regarding the composition and size of the board of directors and each of its committees.

•          Reviews and recommends to the board of directors appropriate corporate governance policies and procedures for the Company.

•          Conducts an annual assessment of the qualifications and performance of the board of directors.

3

Committee	Members	Principal Functions	Number of Meetings in 2017
• Annually reviews and reports to the board of directors on the performance of management. • Reviews and reassesses the adequacy of the nominating committee charter.

*	Committee Chairperson.
**	Ms. Adams was appointed to the Audit Committee and the Compensation Committee on March 19, 2018.
***	Mr. Westerman was appointed to the Compensation Committee and the Nominating and Governance Committee on October 30, 2017.

Do the committees have written charters?

Yes. The charters for our audit committee, compensation committee and nominating committee can be found on our website at www.gulfportenergy.com under the “Investors—Corporate Governance” captions. You may also obtain copies of these charters, as well as our Code of Business Conduct and Ethics, which is described below, by writing to our Senior Vice President of Corporate Development and Strategy, Paul K. Heerwagen IV, at Gulfport Energy Corporation, 3001 Quail Springs Parkway, Oklahoma City, Oklahoma 73134.

Corporate Governance Matters and Communications with the Board

Corporate Governance Highlights

We believe that effective corporate governance should include regular constructive discussions with our stockholders. We have a proactive stockholder engagement process that encourages feedback from our stockholders. This feedback helps shape our governance practices, which include:

•	Increased size of the board of directors from six to eight;

•	All independent director nominees, except for our Chief Executive Officer;

•	Independent chair of the board of directors;

•	Majority voting to elect directors;

•	Advancement of board diversity, with the addition of a female director to our board and emphasis on diversity in the nominating and corporate governance committee’s charter;

•	Declassified board of directors;

•	Active stockholder outreach;

•	Active board oversight of risk and risk management;

•	Commitment to social responsibility with respect to our people, community and environment;

•	Periodic board and committee self-assessments;

•	Independent director meetings in executive sessions;

•	89% attendance at 2017 board and committee meetings; and

•	All financially literate audit committee members and four audit committee financial experts in 2017.

Who are our independent directors?

Our board of directors has determined that current board members Craig Groeschel, David L. Houston, C. Doug Johnson, Ben T. Morris, Scott E. Streller, Paul D. Westerman and Deborah G. Adams meet the standards regarding independence set forth in the Nasdaq listing standards and are free of any relationship which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out their responsibilities as directors of the Company. In determining Ms. Adams’s independence, the board considered Ms. Adams’s service on the board of directors and the audit and compensation committees of MRC Global Inc., an NYSE-listed company from which we purchase products and services.

Our board of directors has determined that each member of the audit committee is independent for purposes of serving on such committee under the Nasdaq listing standards and applicable federal law. In addition, our board of directors has determined that each current member of the audit committee is financially literate under the Nasdaq listing standards and that each of Mr. Houston, who serves as the Chairman of the audit committee, Mr. Morris, Mr. Johnson and Ms. Adams qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K.

Our board of directors has also determined that each member of the compensation committee and the nominating committee meets the independence requirements applicable to those committees under the Nasdaq rules. In addition, our board of directors determined that each member of our compensation committee is an “outside director” in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code (as such Section 162(m) was in effect prior to January 1, 2018), and a “non-employee director” in accordance with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Do our non-management directors meet separately without management?

Our non-management directors have the opportunity to meet in an executive session following each regularly scheduled meeting of the board of directors. During 2017, our non-management members of the board of directors met in executive session four times and our audit committee and our compensation committee met in executive session four and zero times, respectively.

How can I communicate with the board of directors?

Individuals may communicate with our board of directors or individual directors by writing to our Senior Vice President of Corporate Development and Strategy, Paul K. Heerwagen IV, at Gulfport Energy Corporation, 3001 Quail Springs Parkway, Oklahoma City, Oklahoma 73134. Our Senior Vice President of Corporate Development and Strategy will review all such correspondence and forward to our board of directors a summary of all such correspondence and copies of all correspondence that, in the opinion of our Senior Vice President of Corporate Development and Strategy, relates to the functions of our board of directors or a committee thereof or that he otherwise determines requires their attention. Directors may review a log of all such correspondence received by us and request copies. Concerns relating to accounting, internal control over financial reporting or auditing matters will be immediately brought to the attention of the chairman of the audit committee and handled in accordance with the audit committee procedures established with respect to such matters.

Do directors attend the Annual Meeting?

Recognizing that director attendance at our Annual Meeting can provide our stockholders with an opportunity to communicate with directors about issues affecting the Company, we actively encourage our directors to attend the Annual Meeting of Stockholders. All of our six directors then serving attended the 2017 Annual Meeting of Stockholders in person.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics designed to help directors and employees resolve ethical issues. Our Code of Business Conduct and Ethics applies to all directors and employees, including the Chief Executive Officer, the Chief Financial Officer and all senior financial officers. Our Code of Business

Conduct and Ethics covers various topics including, but not limited to, conflicts of interest, fair dealing, discrimination and harassment, confidentiality, compliance procedures and employee complaint procedures. Our Code of Business Conduct and Ethics is posted on our website at www.gulfportenergy.com under the “Investors—Corporate Governance” captions.

Political Contribution Policy

Engagement in the political, legislative and regulatory process is important to the success of the Company. The Company has adopted a political contributions and activity policy that sets forth the ways by which the Company and its employees may participate in the political, legislative and regulatory process. All political contributions and activities comply with applicable laws. Compliance and oversight over the Company’s political engagements is provided by the Company’s compliance officer.

Nominating Process for Directors, Director Qualifications and Review of Director Nominees

The nominating committee is currently comprised of four non-employee directors, all of whom are independent under Nasdaq listing standards. As provided by the nominating committee’s charter, our nominating committee identifies, investigates and recommends to our board of directors candidates with the goal of creating a balance of knowledge, experience and diversity. Generally, the committee identifies candidates through the personal, business and organizational contacts of the directors and management and through the use of third-party search firms.

It is our policy that potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the interests of our stockholders. In addition to reviewing a candidate’s background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of our board of directors and the evolving needs of our business. It is the policy of our board of directors that at all times at least a majority of its members meets the standards of independence promulgated by Nasdaq and the SEC and that all members reflect a range of talents, skills and expertise, particularly in the areas of accounting and finance, management, leadership and oil and gas related industries sufficient to provide sound and prudent guidance with respect to our operations and the interests of our stockholders. In addition to the foregoing factors, it is our policy that our nominating committee shall consider diversity in its evaluation of candidates for board membership. To reflect this policy, our nominating committee, in accordance with its charter, seeks to include diverse candidates in all director searches, taking into account diversity of gender, race, ethnicity, background, age, thought and tenure on our board (in connection with the consideration of the renomination of an existing director), including by affirmatively instructing any search firm retained to assist the nominating committee in identifying director candidates to seek to include diverse candidates from traditional and nontraditional candidate groups. In accordance with its charter, our nominating committee periodically reviews and makes recommendations regarding the composition of the board and the size of the board.

We also require that the members of our board of directors be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on our behalf, including attending meetings of the board of directors and applicable committee meetings. In accordance with its charter, our nominating committee periodically reviews the criteria for the selection of directors to serve on our board and recommends any proposed changes to our board of directors for approval.

Our board of directors will consider stockholder nominations for director candidates upon written submission of such recommendation to our Senior Vice President of Corporate Development and Strategy along with, among other things, the nominee’s qualifications and certain biographical information regarding the nominee, such nominee’s written consent to serving as a director if elected and being named in the proxy or information statement and certain information regarding the status of the stockholder submitting the recommendation, all in the manner required by our amended and restated bylaws and the applicable rules and regulations promulgated under the Exchange Act. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by our board of directors at a regularly scheduled or special meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to our board of directors. See “Submission of Future Stockholder Proposals” below for additional detail regarding submitting director nominees.

Our board of directors may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, our board of directors will seek to achieve a balance of knowledge, experience and diversity on the board. Our board of directors uses the same criteria for evaluating candidates nominated by stockholders as it does for those proposed by current board members, professional search firms and other persons. After completing its evaluation, our board of directors approves the final slate of director nominees.

Our nominating committee approved the director nominees submitted for election at this Annual Meeting. Each nominee is a current board member and brings a strong and unique background and set of skills to our board of directors, giving our board of directors as a whole competence and experience in a variety of areas, including corporate governance and board service, executive management, oil and natural gas industry, accounting and finance and risk assessment and management. Specifically, in nominating the candidates submitted for election at this Annual Meeting, our nominating committee considered such candidates’ past service on our board and the information discussed in each of the directors’ individual biographies set forth beginning on page 6 above. In particular, with regard to Messrs. Houston and Streller, our nominating committee considered their respective business backgrounds and risk assessment skills. Mr. Moore’s public company experience while serving in various executive officer capacities at Gulfport and leadership skills that led to his promotion as our Chief Executive Officer, as well as his strong oil and natural gas background and extensive experience in finance, accounting, financial reporting, internal controls and corporate governance, led our nominating committee to conclude that he should serve as one of our directors. Mr. Morris’s prior public company experience, extensive financial background, with over 25 years of experience in various aspects of the investment banking business, and strong oil and natural gas background were considered by our nominating committee. With regard to Mr. Groeschel, our nominating committee considered his leadership and prior board service at a non-profit organization, community involvement and communication skills. With respect to Mr. Johnson, our nominating committee considered Mr. Johnson’s prior public company experience, as well as his strong oil and natural gas background and financial experience. Mr. Westerman’s strong background in oil and energy services, as well as his executive roles at an energy services company, were considered by our nominating committee. Our nominating committee considered Ms. Adams’s experience in the oil and gas industry, as well as her management positions at a public oil and gas company, when nominating her to serve on our board. Each of the director nominees has consented to serve as a director if elected.

Director Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are held by two different individuals, and the Chairman of the Board is a non-executive position elected from among the directors by the board. Separating the positions of Chairman of the Board and Chief Executive Officer has allowed our Chief Executive Officer to focus on our day-to-day business and operations, while allowing our Chairman of the Board to lead the board in its fundamental role of providing advice to and oversight of management. The Chairman of the Board has provided leadership to our board of directors and worked with the board of directors to define its structure and activities in the fulfillment of its responsibilities. The Chairman of the Board has set the board agendas, with the input from other members of the board and our management, facilitated communications among and information flow to directors, has the power to call special meetings of our board of directors and stockholders and presided at meetings of our board of directors and stockholders. The Chairman of the Board has also advised and counseled our Chief Executive Officer and other officers. Our board of directors does not have a position of a lead director.

We believe that our directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in effectively overseeing the business and affairs of the Company. We believe that the atmosphere of our board is collegial, that all board members are well engaged in their responsibilities, and that all board members express their views and consider the opinions expressed by other directors. Seven out of eight of our director nominees are independent under the Nasdaq listing standards and SEC rules. We believe that all of our independent directors have demonstrated leadership in business enterprises and are familiar with board processes. Our independent directors are involved in the leadership structure of our board by serving on our audit, nominating and compensation committees, each having an independent chairperson. Specifically, the chair of our audit committee oversees the accounting and financial reporting processes, as well as compliance with legal and regulatory requirements. The chair of our compensation committee oversees our compensation policies and practices and their impact on risk and risk management. The chair of our nominating committee monitors matters such as the composition of the board and its committees, board performance and best practices in corporate governance. As such, each committee chair provides independent leadership for purposes of many important functions delegated by our board of directors to such committee.

Board of Director’s Role in Risk Oversight

As an exploration and production company, we face a number of risks, including risks associated with the supply of and demand for oil and natural gas, volatility of oil and natural gas prices, exploring for, developing, producing and delivering oil and natural gas, declining production, environmental and other government regulations and taxes, weather conditions, including hurricanes, that can affect oil and natural gas operations over a wide area, adequacy of our insurance coverage, political instability or armed conflict in oil and natural gas producing regions and overall economic environment. Management is responsible for the day-to-day management of risks we face as a company, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight. Our Chairman of the Board meets regularly with our Chief Executive Officer to discuss strategy and risks facing the Company. Our executive officers regularly attend the board meetings and are available to address any questions or concerns raised by the board on risk management-related and any other matters. Other members of our management team periodically attend board meetings or are otherwise available to confer with the board to the extent their expertise is required to address risk management matters. Periodically, our board of directors receives presentations from senior management on strategic matters involving our operations. During such meetings, our board of directors also discusses strategies, key challenges, and risks and opportunities for the Company with senior management.

While our board of directors is ultimately responsible for risk oversight at the Company, our three committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists the board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and discusses policies with respect to risk assessment and risk management. Our compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. Our nominating committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers and corporate governance.

Audit Committee Report

The audit committee is responsible for providing independent, objective oversight for the integrity of the Company’s financial reporting process and internal control system. Other primary responsibilities of the audit committee include the review, oversight and appraisal of the qualifications, independence and audit performance of the Company’s independent registered public accounting firm and providing an open venue for communication among the independent registered public accounting firm, financial and senior management, our internal auditors and the board of directors of the Company. A more detailed description of the responsibilities of the audit committee is set forth in its written charter, which is posted on our website at www.gulfportenergy.com under the “Investors—Corporate Governance” captions. The following report summarizes certain of the audit committee’s activities with respect to its responsibilities during 2017.

Review with Management and Independent Registered Public Accounting Firm. The audit committee has reviewed and discussed with management and Grant Thornton LLP, an independent registered public accounting firm, the audited consolidated financial statements of the Company for the year ended December 31, 2017.

Controls and Procedures. Management has established and maintains a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by the Company in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and includes controls and procedures designed to provide reasonable assurance that information required to be disclosed by us in those reports is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. As of December 31, 2017, management conducted an evaluation of our disclosure controls and procedures. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective to provide reasonable assurance that the information required to be disclosed by us in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The audit committee discussed with management and Grant Thornton LLP the quality and adequacy of the Company’s disclosure controls and procedures.

Management has also established and maintains a system of internal controls over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. These internal controls are designed to provide reasonable assurance that the reported financial information is presented fairly, that disclosures are adequate and that the judgments inherent in the preparation of financial statements are reasonable. Management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on management’s evaluation under the framework in Internal Control—Integrated Framework, management did not identify any material weaknesses in our internal control over financial reporting and concluded that our internal control over financial reporting was effective as of December 31, 2017, as discussed in more detail in Management’s Report on Internal Control Over Financial Reporting, which was included in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 22, 2018. Our internal control over financial reporting as of December 31, 2017 has been audited by Grant Thornton LLP, as stated in its attestation report, which was included in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 22, 2018. The audit committee reviewed and discussed with management and Grant Thornton LLP the Company’s system of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Discussions with Independent Auditing Firm. The audit committee has discussed with Grant Thornton LLP, independent auditors for the Company, the matters required to be discussed by Rules on Auditing Standard No. 16, Communication with Audit Committees, as amended. The audit committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with that firm its independence from the Company.

Recommendation to the board of directors. Based on its review and discussions noted above, the audit committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

THE AUDIT COMMITTEE

C. Doug Johnson, Chairman

David L. Houston

Ben T. Morris

Scott E. Streller

Deborah G. Adams

Executive Officers

The following table sets forth the name, age and positions of each of our executive officers as of the record date:

Name	Age	Position
Michael G. Moore	61	Chief Executive Officer and President
Donnie Moore	53	Chief Operating Officer
Keri Crowell	43	Chief Financial Officer
Paul Heerwagen	33	Senior Vice President of Corporate Development and Strategy
Robert Jones	56	Senior Vice President of Drilling
Stuart Maier	64	Senior Vice President of Geosciences
Mark Malone	55	Senior Vice President of Operations
Ty Peck	41	Senior Vice President of Midstream and Marketing
Lester Zitkus	52	Senior Vice President of Land
Steve Baldwin	64	Vice President of Reservoir Engineering

Biographical information for Michael Moore is set forth in this proxy statement under the heading “Election of Directors and Director Biographies.”

DONNIE MOORE. Mr. Moore has served as Chief Operating Officer of the Company since January 2018. From 2007 until December 2017, Mr. Moore worked at Noble Energy, Inc., or Noble, where he most recently served as Vice President of Noble’s Texas operations for its Eagle Ford and Delaware Basin assets. Prior to that, Mr. Moore held various leadership roles at Noble including Vice President of the Marcellus Business Unit, Manager for Operations of the Wattenberg/DJ Business Unit, Manager of Operations for the Gunflint discovery in the Deepwater Gulf of Mexico and Development Manager for Noble’s Mid-Continent and Gulf Coast positions. From 1989 until 2007, Mr. Moore served in a variety of roles with ARCO Oil and Gas Company, Vastar Resources, Inc. and BP America. Mr. Moore holds a Bachelor of Science degree in Petroleum Engineering from Louisiana Tech University. Mr. Donnie Moore is not related to Mr. Michael G. Moore, our Chief Executive Officer.

KERI CROWELL. Ms. Crowell has served as Chief Financial Officer of the Company since January 2017 and, prior to such appointment, served as Chief Accounting Officer of the Company since September 10, 2015. Prior to that appointment, Ms. Crowell served as a Vice President of the Company since April 2014 and Controller since March 2006. Ms. Crowell joined the Company in October 2005 as Assistant Controller. Prior to joining the Company, Ms. Crowell served in various accounting and/or audit roles at Ernst and Young LLP, Arthur Andersen LLP and an Oklahoma City-based accounting firm. Ms. Crowell holds a Bachelor of Science in Business Administration and Accounting and Masters of Business Administration degrees from Oklahoma State University, and also holds a Certified Public Accountant license from the State of Oklahoma. Ms. Crowell is a member of Oklahoma Society of Certified Public Accountants and Financial Executives International, or FEI, and served as a board member and the treasurer of the FEI Oklahoma City chapter from 2012 until 2014.

PAUL HEERWAGEN. Mr. Heerwagen has served as Senior Vice President of Corporate Development and Strategy effective January 2017 and, prior to such appointment, served as Vice President of Corporate Development since May 2014. Since January 2017, Mr. Heerwagen has served as a director of Mammoth Energy Services, Inc., a Nasdaq-listed oilfield services company, as the Company’s nominee. Prior to his Corporate Development role with the Company, Mr. Heerwagen served as our Director of Investor Relations and Corporate Affairs from May 2008 to May 2014. From March 2012 through December 2014, Mr. Heerwagen served as President of Stingray Pressure Pumping LLC and Stingray Logistics LLC. He has also served in various financial, investor relations and corporate affairs roles since joining the Company in 2006. Mr. Heerwagen has served on the Legislative Committee of the Oklahoma Independent Petroleum Association since May 2017. Mr. Heerwagen holds a Bachelor’s Degree in Finance from Oklahoma State University.

ROBERT JONES. Mr. Jones has served as Senior Vice President of Drilling effective January 2017 and, prior to such appointment, served as Vice President of Drilling since November 2013. Prior to joining the Company, Mr. Jones was with Chesapeake Energy Corporation, or Chesapeake, serving as Drilling Engineering Manager for the Haynesville, Barnett and Eagle Ford from February 2001 to September 2013. Prior to this role, during his tenure at Chesapeake, Mr. Jones served as District Manager for the Permian Basin and Senior Drilling Engineer for operations across Oklahoma, Texas and New Mexico. Mr. Jones graduated with a Bachelor’s Degree in Petroleum Engineering from the University of Oklahoma in 1985.

STUART MAIER. Mr. Maier has served as Senior Vice President of Geosciences since March of 2017 and, prior to such appointment, served as Vice President of Geosciences since August 2013. Prior to that position, he served as Geological/Geophysical Manager of the Company since May 1998. From 1993 to May 1998, Mr. Maier had served as Senior Geologist with DLB Oil & Gas, Inc. From 1992 until joining DLB Oil & Gas, Inc., Mr. Maier was a consulting geologist/geophysicist and, from 1981 to 1991, Mr. Maier was a geologist/geophysicist with The Anschutz Corporation, an oil and natural gas exploration and production company. From 1979 to 1981, Mr. Maier was a production geologist for Gulf Oil Exploration and Production Company. From 1977 to 1979, Mr. Maier was a well site geologist. Mr. Maier received a Bachelor of Science Degree in Geology from the University of Missouri. Mr. Maier is a member of the American Association of Petroleum Geologists.

MARK MALONE. Mr. Malone has served as Senior Vice President of Operations effective January 2017 and prior to such appointment, served as Vice President of Operations since November 16, 2013. Prior to joining the Company, Mr. Malone was with Sierra Engineering, LLC from August 2012 to November 2013, serving as Engineering Manager. Prior to joining Sierra Engineering, Mr. Malone served as Senior Asset Manager for the Marcellus Shale at Chesapeake from January 2010 to November 2013. Mr. Malone also served as Vice President of Stimulation & Production for New Tech Engineering from July 2007 to January 2010. Mr. Malone started his career and subsequently served 20 years with The Western Company of North America and BJ Services Company from December 1987 to July 2007 in various engineering and management positions of increasing responsibility until ending his career with BJ Services where he spent the last ten years as Permian Region Technical Manager. Mr. Malone is a member of the Board of Directors for the Southwestern Petroleum Short Course, an SPE member since 1989, an author of multiple technical publications, co-author of text on hydraulic fracturing and a patent holder. Mr. Malone graduated with a Bachelor’s Degree in Agricultural Engineering from Texas Tech University in 1987.

TY PECK. Mr. Peck has served as Senior Vice President of Midstream and Marketing effective January 2017 and, prior to such appointment, served as Managing Director of our midstream operations from December 16, 2013 until January 2017. Prior to joining the Company, Mr. Peck was previously with Access Midstream Partners, serving as the Director of Commercial Services. In addition, prior to joining Access Midstream Partners, Mr. Peck served as Producer Services Manager at Enogex LLC. Mr. Peck graduated with a Bachelor’s Degree in Finance from the University of Central Oklahoma in 2000 and holds a Master’s Degree in Business Administration from the University of Oklahoma.

LESTER ZITKUS. Mr. Zitkus has served as Senior Vice President of Land effective January 2017 and, prior to such time, served as Vice President of Land since March 2014. Prior to joining the Company, Mr. Zitkus served as an independent consultant from October 2013 to March 2014 and as Vice President of Land for Chesapeake from May 2007 to October 2013. During his 20-year tenure with Equitable Resources Inc. (now EQT Corp.), he held various positions, including Vice President of Operations and Senior Vice President of Land, between 1987 and 2007. He holds a degree in Mineral Land Management from the University of Evansville. Mr. Zitkus is a member of the American Association of Professional Landmen and Past Regional Director of the Independent Producers Association of America.

STEVE BALDWIN. Mr. Baldwin has served as Vice President of Reservoir Engineering since August 2013. Prior to that position, he served as Senior Reservoir Engineer of the Company since October 2006. From February 2001 through September 2006, he served as Senior Reservoir and Acquisition Engineer for Chaparral Energy Inc. From 1996 to December 2000, Mr. Baldwin served as Senior Operations Engineer for Saba Energy of Texas, Inc. Prior to that, Mr. Baldwin served as Operations Manager for Merrico Resources. Mr. Baldwin began his career with Mobil Oil Corporation after receiving his Bachelor of Science Degree from the University of Oklahoma. Mr. Baldwin is a member of the Society of Petroleum Engineers.

Compensation Discussion and Analysis

The Compensation Committee of our Board oversees our compensation programs for executive officers and all employees. This Compensation Discussion and Analysis, or CD&A, explains the Compensation Committee’s compensation philosophy, summarizes our executive compensation programs and describes compensation decisions for Gulfport’s Chief Executive Officer, or CEO, Chief Financial Officer, or CFO, and next three highest paid executives for 2017. These officers, known as our NEOs, are:

Michael G. Moore	Chief Executive Officer and President
Keri Crowell	Chief Financial Officer
Stuart Maier	Senior Vice President of Geosciences
Robert Jones	Senior Vice President of Drilling
Mark Malone	Senior Vice President of Operations

Mr. Gaydosik, our former CFO, resigned effective January 4, 2017.

This CD&A, which should be read together with the compensation tables and related disclosures under “Compensation Tables” beginning on page 40, is divided into five sections.

•	Executive Summary (beginning on page 21): Provides a high-level overview of our NEO compensation decisions for 2017, and our recent stockholder outreach initiatives.

•	Executive Compensation Philosophy and Components (beginning on page 25): Describes the philosophy and objectives of our executive compensation program, the direct compensation elements provided to our NEOs, the purpose of each element and the pay for performance alignment.

•	2017 Compensation Decisions (beginning on page 27): Discusses the specific compensation decisions made for our NEOs for 2017.

•	2018 Compensation Program (beginning on page 33): Discusses changes to our executive compensation program for 2018.

•	Compensation Policies and Practices (beginning on page 35): Discusses compensation-related policies we have implemented to reflect our commitment to the best corporate governance practices.

EXECUTIVE SUMMARY

2017 Business Performance Highlights

During 2017, we continued to work to position ourselves for recovery from a historic industry downturn and to capitalize on rising commodity prices. We remained focused on capital efficiency, generating free cash flow, and growing production volumes, while also emphasizing our strategic goals of operational and capital efficiencies, safety and environmental stewardship.

Key business accomplishments during 2017 included:

•	Production increased 51% to approximately 397,543 MMcfe for the year ended December 31, 2017 from approximately 263,430 MMcfe for the year ended December 31, 2016.

•	On February 17, 2017, we completed our acquisition of certain assets from Vitruvian II Woodford, LLC, which we refer to as our SCOOP acquisition, for a total purchase price of approximately $1.85 billion, consisting of $1.35 billion in cash and approximately 23.9 million shares of our common stock. Our SCOOP acquisition included approximately 46,000 net surface acres with multiple producing zones, including the Woodford and Springer formations in the South Central Oklahoma Oil Province, or SCOOP, resource play, in Grady, Stephens and Garvin Counties, Oklahoma.

•	On June 5, 2017, we acquired approximately 2.0 million shares of common stock of Mammoth Energy Services, Inc. (NASDAQ: TUSK), or Mammoth Energy, in connection with our contribution of all of our membership interests in Sturgeon Acquisitions LLC, Stingray Energy Services LLC and Stingray Cementing LLC, bringing our equity interest in Mammoth Energy to approximately 25.1%.

•	During 2017, we spud 126 gross (117.4 net) wells, turned to sales 81 gross (72.1 net) operated wells, participated in an additional 57 gross (9.4 net) wells that were drilled by other operators on our Utica Shale and SCOOP acreage and recompleted 81 gross and net wells in our Southern Louisiana fields. Of our 126 new wells spud during 2017, 50 were completed as producing wells, two were non-productive and, at year end, 66 were in various stages of completion and eight were drilling.

•	Oil and natural gas revenues, before the impact of derivatives, increased 97% to $1.1 billion for the year ended December 31, 2017 from $560.4 million for the year ended December 31, 2016.

•	During 2017, we reduced our unit lease operating expense by 23% to $0.20 per Mcfe from $0.26 per Mcfe during 2016.

•	During 2017, we reduced our unit general and administrative expense by 19% to $0.13 per Mcfe from $0.16 per Mcfe during 2016.

•	On October 11, 2017, we issued $450.0 million in aggregate principal amount of our 6.375% Senior Notes due 2026, with the net proceeds from such offering used to repay all of our then outstanding borrowings under our secured revolving credit facility and to fund the remaining outspend related to our 2017 capital development plans.

•	In January 2018, our board of directors approved a stock repurchase program to acquire up to $100.0 million of our outstanding common stock during 2018, which underscores the confidence we have in our business model, financial performance and asset base.

Compensation Program Design Aligned with Long-Term Stockholder Interests

Our Compensation Committee remains focused on ensuring alignment of our executive compensation program with long-term interests of our stockholders and mitigating excessive risk-taking in the design and administration of such program. The following table summarizes the compensation best practices that we follow and the disfavored compensation practices that we avoid:

Good Compensation Program Governance Practices
What We Do	What We Don’t Do

Vast majority of NEO pay is at risk, with a significant portion of compensation conditioned on achievement of pre-determined operational, capital efficiency and strategic targets under our performance-based annual incentive plan

No liberal share recycling in our stock incentive plan

Beginning with 2018, implementation of total stockholder return relative to our peer group, or RTSR, as an important target in determining annual incentive bonus payouts under our performance-based annual incentive plan

No repricing of underwater stock options
Provide robust disclosure of our performance metrics and targets	No hedging of Gulfport securities by NEOs or directors

Beginning with 2018, eliminated single trigger vesting provisions in equity awards granted to our CEO, completing the transition of our NEOs awards to double-trigger vesting, which we had already implemented in prior years for our other NEOs

No holding of Gulfport securities in a margin account by our NEOs or directors
Transition to full three-year vesting for equity grants to our NEOs in 2018, except for our CEO, whose equity awards vest in three tranches beginning with the year of grant	No pledging of Gulfport securities by our NEOs or directors, except in certain limited circumstances and subject to prior approval by our compliance officer or the Compensation Committee
Minimal use of perquisites	No guaranteed or discretionary bonuses
Regular review of share utilization and dilution when granting equity awards	No tax gross-ups

Clawback policy that allows us to recover incentive compensation based on misconduct or, in certain instances, if our financial results are restated, as well as in certain other circumstances. See “—Clawback Provisions” below.

No pension or supplemental executive retirement plans to our current executive officers (except for a our broad-based 401(k) plan)
Use of independent compensation consulting firm
Annual advisory “say-on-pay” vote

Good Compensation Program Governance Practices
What We Do	What We Don’t Do
Active stockholder outreach efforts with respect to executive compensation and corporate governance
Compensation committee comprised of all independent directors
Balanced approach to compensation, combining performance and time-based, short-term and long-term, and cash and equity compensation

2017 Compensation Decisions

To reflect our compensation philosophy and objectives described below, total direct compensation received by our NEOs for 2017 consisted of the elements included in the chart below. Indirect compensation (such as retirement benefits and perquisites) is discussed below under “—Perquisites and Other Personal Benefits.”

Overview of Total Direct Compensation Components for Fiscal Year 2017

	Direct Compensation Element	Form	Alignment with Long-Term Stockholder Interests and Other Considerations
Fixed	Base Salary	• Base level of cash compensation critical to attracting and retaining executives	• Established at conservative level relative to peers and subject to increase based upon annual merit review
At Risk	Annual Incentive

• Annual cash incentive earned based upon achievement of predetermined operational, capital efficiency and strategic goals for the year, with the addition of the RTSR target as an important metric under our performance-based annual incentive plan for 2018

• Places a significant portion of our NEOs annual cash compensation at risk depending on our performance against these pre-determined targets and focuses management on critical near-term goals which drive our long-term success

Equity Based Compensation

• Annual grants of time-vested restricted stock units vesting in three tranches, transitioning to full three-year vesting for equity grants to our NEOs in 2018, except for our CEO, whose equity awards continue to vest in three tranches beginning with the year of grant

• Enforces talent retention and alignment with long-term stockholder interests by placing a significant portion of pay at risk for continued employment, with realized value directly tied to the performance of Gulfport stock

• Award values set at conservative levels relative to peers with careful evaluation of impact on stockholder dilution

As part of our compensation philosophy, the Compensation Committee places a significant portion of NEO pay at risk, with the largest single component of pay in the form of long-term equity awards. The charts below illustrate the mix of 2017 target total direct compensation for our CEO and other NEOs.

Emphasis on At-Risk Variable Compensation

Key 2017 Executive Compensation Actions

2017 compensation actions were aligned with our operational, capital efficiency and strategic performance in 2017 and the current market conditions:

•	Base salaries were increased for our CEO and CFO to better align their respective total direct compensation with the 25th percentile of our peer group and to recognize Ms. Crowell’s promotion as our CFO. A discussion of base salaries of these and other NEOs for 2017 is included in the “2017 Compensation Decisions—Base Salary” section.

•	Annual Incentive Awards were paid out at 95% of target. Strong EBITDA performance and production growth as well as achievement of several key strategic goals were offset by below-median TSR performance relative to peers and failure to meet our capital efficiency threshold. Calculated payout was at 97.4% of target, but the Compensation Committee used its discretion to reduce payout to 95% of target in light of a broader evaluation of Company performance. See “2017 Compensation Decisions—Annual Incentive Awards” for a description of the performance metrics/goals and the relative weightings assigned for purposes of determining the 2017 annual incentive awards for each of our participating NEOs, as well as the actual results and payouts achieved under the annual incentive plan.

•	2017 Long-Term Incentive Awards, comprising the largest single component of NEO pay, were approved with the goal to achieve, on average, an alignment of the NEOs’ total direct compensation with the 25th percentile of the peer group. We continue to believe that an approach which relies upon relatively conservative equity grants entirely in the form of time-vested restricted stock units promotes executive talent retention, alignment with long-term stockholder interests and long-term stock ownership by management, without creating excessive levels of dilution for our stockholders. Our Compensation Committee continues to evaluate the appropriate mix of equity incentive award types going forward. See “2017 Compensation Decisions—Long-Term Equity-Based Incentive Awards” for further discussion.

CEO Compensation Aligned with Performance

As described above, the target total direct compensation of our NEOs is heavily weighted towards variable, at-risk compensation, with the actual amounts realized or realizable at a given time often resulting in different amounts as compared to those reported in the Summary Compensation Table.

The table below shows the difference between our CEO’s 2017 compensation at (i) the reported (target) level as shown in the Summary Compensation Table, (ii) potentially realizable value in 2017 and (iii) the actual realized value in 2017. Target value includes the grant-date (reported) value of equity-based compensation and our CEO’s target annual incentive opportunity. Realizable compensation includes the actual annual cash incentive paid and the value of restricted stock units granted during the year as of December 31, 2017. Realized compensation includes the actual annual cash incentive paid and the value of restricted stock units that vested during the year. As shown, both realizable and realized pay to our CEO for 2017 amounted to less than reported pay, in part due to the below-target payout on our annual incentive plan and in part due to our stock price performance during the year.

Annual Say-On-Pay Advisory Vote and Stockholder Outreach

The Compensation Committee values the insight it gleans from our stockholder outreach and from our annual say-on-pay advisory vote on executive compensation. In 2017, approximately 96% of the total votes cast were in favor of our say-on-pay proposal. Although this vote demonstrates a strong stockholder approval of our executive compensation programs, the Compensation Committee continues to carefully review our executive pay programs and focus on emphasizing the alignment with long-term stockholder interests and pay for performance in making compensation decisions. Historically, our management has undertaken stockholder engagement efforts to ensure ongoing stockholder support.

During 2017, we continued to engage our stockholders and discuss our executive compensation programs, corporate governance, safety and environmental programs, corporate responsibility and other important issues through investor presentations and earnings and other investor calls.

EXECUTIVE COMPENSATION PHILOSOPHY AND COMPONENTS

Philosophy and Objectives

Our executive compensation philosophy is guided by the following objectives:

•	Competitive Compensation: The Compensation Committee believes it is imperative to maintain competitive compensation programs with our peer group to attract, retain and motivate executives and our future leaders that are in line with the compensation of similar executive positions at peer companies.

•	Pay for Performance: The Compensation Committee is focused on rewarding our executives for the Company’s annual and long-term performance by creating annual incentive cash award programs based on achievement of certain pre-established Company performance factors and targets, and awarding a significant portion of our NEOs compensation in long-term equity awards, making our NEOs’ realized total direct compensation heavily dependent upon Company performance.

•	Alignment with Long-Term Stockholder Interests: by providing a significant portion of compensation in the form of long-term equity incentive awards, managing dilution to our stockholders, stressing pay for performance, and encouraging an ownership culture we also closely align the interests of our executives with those of our stockholders.

We believe our executive compensation programs play an important role in helping us achieve our business objectives and effectively reward our executive officers for our Company’s annual and long-term performance and our executives’ contributions to such performance.

Process for Determining Executive Compensation

The Role of Our Compensation Committee

The Compensation Committee generally reviews and makes its decisions regarding the annual compensation of our NEOs at its regular meetings in the first quarter of each year. These decisions include:

•	Certifying annual incentive awards for the prior year’s performance;

•	Approving adjustments to base salary;

•	Establishing target incentive opportunities and applicable performance objectives for the current year’s annual incentive awards; and
•	Granting long-term equity-based incentive awards for the current year.

The Compensation Committee may also adjust compensation as necessary at other times during the year, such as in the case of promotions, other changes in employment status and significant corporate events, as well as to reflect changing market conditions or for other competitive purposes.

In making its decisions, the Compensation Committee assesses each NEO’s impact during the year and overall value to Gulfport, specifically considering the NEO’s leadership skills, recommendations from our CEO with respect to our other NEOs, recommendations of our independent compensation consultant, impact on strategic initiatives, performance in the NEO’s primary area of responsibility, the NEO’s role and trajectory in succession planning and development, and other intangible qualities that contribute to corporate and individual success.

The Role of our CEO

The Compensation Committee evaluates our CEO, based on the Company performance metrics described above, his leadership roles as a member of the Board and our lead representative to the investment community and other similar criteria, and his total compensation package is ultimately determined by the Compensation Committee, based upon its evaluation and input from the compensation consultant, and reflects our CEO’s performance, Gulfport’s performance, competitive industry practices and the terms of his employment agreement.

Each year, our CEO also evaluates each of the other NEOs and makes compensation recommendations to the Compensation Committee. In developing his recommendations, the CEO considers the recommendations of the Compensation Committee’s independent compensation consultant, as well as each such NEO’s performance against the Company performance metrics. The compensation consultant reviews and provides comments to the Compensation Committee based on our CEO’s recommendation with respect to our NEOs, other than our CEO.

The Role of the Independent Compensation Consultant

For 2017, the Compensation Committee retained Longnecker & Associates, or Longnecker, as its independent compensation consultant, and for 2018, the Compensation Committee retained Pearl Meyer & Partners, LLC, or Pearl Meyer, as its independent compensation consultant. The Compensation Committee did not engage any other consultants to provide executive compensation consulting services during 2017 or, to date, during 2018.

For 2017, Longnecker assisted the Compensation Committee in developing a competitive total compensation program that is consistent with our philosophy of goal-oriented pay for performance and that allows us to attract, retain and motivate talented executives. For 2017, Longnecker’s services included providing an annual analysis of the compensation of our top executive officers and their counterparts at peer companies. The analysis compares each element of compensation and total direct compensation awarded by Gulfport and by our peers to our respective executive officers. In addition, for 2017, Longnecker helped the Compensation Committee consider the allocation between annual incentive and long-term equity-based compensation and between the types of long-term equity-based incentive awards. During 2017, Longnecker provided assistance in the design of compensation programs and ongoing support with respect to regulatory and other considerations that affect compensation programs generally, as requested by the Compensation Committee, as well as assistance in preparation of the CD&A.

During early 2018, Pearl Meyer provided input to the Compensation Committee with respect to the executive compensation program design for 2018, the metrics and targets under the Company’s annual incentive plan for 2018 and considerations relevant to the Compensation Committee’s decision to exercise its negative discretion, reducing actual payouts to the NEOs under the annual incentive plan for 2017.

Both Longnecker and Pearl Meyer reported exclusively to the Compensation Committee, which has the sole authority to retain any compensation consultant. During 2017 and 2018, the Compensation Committee reviewed the independence of Longnecker and Pearl Meyer, respectively, and determined that there were no conflicts of interest as a result of the Compensation Committee’s engagement of each such consultant during the applicable period of its engagement.

The Committee continues to evaluate the independence of its compensation consultant(s) on an ongoing basis.

Compensation Peer Group

Gulfport utilizes a peer group of companies, or Compensation Peer Group, as a reference point when establishing both compensation levels for executives as well as program structures, in an effort to maintain competitiveness in the market.

2017 Compensation Peer Group

The Compensation Committee reviews data regarding compensation awarded to similarly-situated officers by companies in the Compensation Peer Group to ensure that our NEOs’ base salaries, target annual incentive award opportunities and equity grants are competitive.

The Compensation Peer Group is intended to reflect North American, onshore exploration and production companies that compete with, or could potentially compete with, Gulfport for executive talent. This group was developed taking into consideration peer company metrics such as revenue, assets, market capitalization, enterprise value, total stockholder return and the availability of reported compensation data. The composition of this peer group is reviewed periodically to ensure the appropriateness of the identified peers.

The 2017 Compensation Peer Group consists of the following companies:

2017 Compensation Peer Group
CONSOL Energy Inc.	Newfield Exploration Company*	Cabot Oil & Gas Corporation*
Murphy Oil Corporation*	Range Resources Corporation	EP Energy Corporation*
WPX Energy, Inc.*	Cimarex Energy Co.	Oasis Petroleum Inc.
Concho Resources Inc.*	Whiting Petroleum Corporation*	Rice Energy Inc.
QEP Resources, Inc.*	SM Energy Company	Energen Corporation

  * Added in 2017

The revision of the peer group resulted in relative alignment to the key metrics at the time of establishment as follows: Revenue = 57th percentile and Market Cap = 21st percentile. The average percentile ranking of Gulfport to the peer group was the 39th percentile.

2017 COMPENSATION DECISIONS

Base Salary

The Compensation Committee reviews executive officer base salary levels on an annual basis, typically at the beginning of the year, with a goal of providing market competitive, fixed cash compensation. The Compensation Committee reviews comparable salary information provided by its independent compensation consultant as one factor to be considered in determining the base pay for the named executive officers and aims for base salaries for our executives to be between the 25th and 50th percentiles of our peer group.

For 2017, the Compensation Committee with input from its consultant determined that the base salaries for our CEO and CFO were below the 25th percentile. Other factors the Compensation Committee considers in determining base pay for each of the named executive officers are: the executive officer’s responsibilities, experience, leadership, potential future contribution and demonstrated individual performance. The relative importance of these factors varies among our executives depending on their positions and the particular operations and functions for which they are responsible.

The Compensation Committee reviewed the base salaries of our NEOs in February 2017 and any increases were made effective as of January 1, 2017. Base salaries adjustments were made in recognition of relative alignment to the peer group, and in keeping with our desire to remain competitive in the marketplace for executives. See also “Employment Agreements” for a description of the employment agreement with our CEO and other NEOs.

Named Executive Officer	2016 Base Salary	2017 Base Salary	% Change
Michael G. Moore, Chief Executive Officer	$483,000	$700,000	45%
Keri Crowell, Chief Financial Officer*	$275,000	$350,000	27%
Stuart Maier, Senior Vice President of Geosciences	$400,000	$400,000	0%
Robert Jones, Senior Vice President of Drilling	$315,000	$340,000	8%
Mark Malone, Senior Vice President of Operations	$315,000	$340,000	8%

*Ms. Crowell was named our CFO effective January 4, 2017. Mr. Gaydosik, our former CFO, resigned effective January 4, 2017.

Annual Incentive Awards

The Compensation Committee has established a performance-based annual incentive program aimed at tying pay to performance for our executives participating in the program. In connection with the program, the Compensation Committee has established targeted annual incentive award levels based on market information supplied by the compensation consultant, as well as a performance metric system. Individual awards may be decreased in the discretion of the Compensation Committee based on overall corporate performance for the year and certain other considerations.

2017 Target Bonus Amounts

After reviewing the 2017 Compensation Peer Group data with our independent compensation consultant, the Compensation Committee set the target bonus percentages and amounts, with a minimum potential payout of 0% and maximum potential payout of 200% of the applicable target bonus amount. Target bonus percentages and dollar amounts for the participating NEOs for 2017 were as follows:

Named Executive Officer*	Target Bonus Percentage	Target Bonus Amount
Michael G. Moore, Chief Executive Officer	100%	$700,000
Keri Crowell, Chief Financial Officer	80%	$280,000
Stuart Maier, Senior Vice President of Geosciences	60%	$240,000
Robert Jones, Senior Vice President of Drilling	60%	$204,000
Mark Malone, Senior Vice President of Operations	60%	$204,000

*Mr. Gaydosik, our former CFO, resigned effective January 4, 2017 and did not participate in the program in 2017.

2017 Company Performance Measures

In March 2017, in connection with the establishment of the terms of the awards under the Annual Incentive Plan for 2017, the Compensation Committee reviewed potential performance measures, such as operational and financial performance, TSR relative to our peer group, capital efficiency goals and strategic initiatives to be undertaken in 2017, as well as the weightings and goals with respect to those measures, and selected the following performance metrics and weighting in four categories under the Annual Incentive Plan for 2017:

Metric	Weighting	Performance Metric	Why We Use It
Operational Targets	25%	Net Production (Mmcfe)	Benchmarks the efficiency of the CAPEX program (balanced by two metrics below)
	25%	Adjusted EBITDA/Mcfe	Focuses the Company on the margin earned on the production metric above (i.e. not incentivized to grow at any price)
Capital Efficiency	25%	Well Cost per Foot	Provides metric for management to drive operational performance down to the field level
Strategic Initiatives	25%	Execution Against Strategic Plan	Balances the absolute stock metric goal (short-term in nature) against management’s execution of the long-term plan
		Safety Training Compliance and Subcontractor Management	Balances operational targets with the goal of safety (i.e. no incentive to cut safety corners to save money)
		Environmental Incident Record	Balances operational targets with goal of protecting the environment (i.e., no incentive to cut environmental corners to save money)
		Succession Planning	Incentivizes succession planning to provide for continuity of senior management

Annual Incentive Plan Goal Achievement for 2017

The Compensation Committee established threshold (50%), target (100%) and stretch (200%) payout ranges for the operational and strategic measurement goals. For 2017, the Compensation Committee also set goals and expectations with respect to the strategic initiatives portion under the Annual Incentive Plan for that year, taking into consideration input received from management. These goals are meant to further motivate the NEOs to pursue Gulfport’s long-term strategy and value creation. Because the strategic goals are qualitative in nature, success does not necessarily depend on attaining a particular metric; rather, success may be evaluated based on past norms, expectations and responses to unanticipated obstacles or opportunities.

The 2017 operational metrics, targets and actual performance under the Annual Incentive Plan are set forth below. The Compensation Committee also assessed Gulfport’s performance against the strategic priorities that made up the strategic initiatives portion under the Annual Incentive Plan for 2017.

	Performance Metric	Threshold(1)	Target	Maximum	Actual	Actual as a % of Target
Operational Targets	Net Production (Mmcfe)	1045	1070	1200	1089	114.7%
	Adjusted EBITDA/Mcfe	$1.47	$1.65	$1.82	$1.83	200.0%
Capital Efficiency	Well Cost per Foot	$1,220	$1,170	$1,100	$1,237	0.0%

	Performance Metric	Threshold(1)	Target	Maximum	Actual	Actual as a % of Target
Strategic Initiatives	Execution Against Strategic Plan	Committee assessment			Below threshold	0.0%
	Safety Training Compliance and Subcontractor Management	Committee assessment			Target	100.0%
	Environmental Incident Record	Committee assessment			Target	100.0%
	Succession Planning	Committee assessment			Target	100.0%
Calculated Payout Percent						97.4%
Approved Payout Percent						95.0%

(1) No payouts are made under the Annual Incentive Plan if the performance levels fall below the pre-determined thresholds.

Although, in the aggregate, we obtained approximately 97.4% of the target bonus amounts, after taking into account other factors related to the Company and its performance in 2017, the Compensation Committee determined to exercise its negative discretion and reduce the cash awards under our Annual Incentive Plan for 2017 to 95.0% of each participating NEO’s targeted bonus, resulting in the following payout amounts:

Named Executive Officer*	Target Bonus Percentage	Target Bonus Amount	Actual Bonus Amount	Actual Bonus as a Percent of Target Bonus
Michael G. Moore, Chief Executive Officer	100%	$700,000	$665,000	95.0%
Keri Crowell, Chief Financial Officer	80%	$280,000	$266,000	95.0%
Stuart Maier, Senior Vice President of Geosciences	60%	$240,000	$228,000	95.0%
Robert Jones, Senior Vice President of Drilling	60%	$204,000	$193,800	95.0%
Mark Malone, Senior Vice President of Operations	60%	$204,000	$193,800	95.0%

*Mr. Gaydosik resigned as our CFO effective January 4, 2017 and did not participate in the 2017 annual incentive program.

Long-Term Equity-Based Incentive Awards

Each year we typically grant our NEOs long-term equity-based incentive awards. The Compensation Committee determines the amount of these awards, as well as the mix of equity vehicles. The objectives of our long-term incentive plan are to: (i) attract and retain the services of key employees, qualified independent directors and qualified consultants and independent contractors; (ii) create significant alignment between our named executive officers and other key employees, on the one hand, and our stockholders, on the other hand; and (iii) encourage a sense of proprietorship in and stimulate the active interest of those persons in our development and financial success. We intend to achieve these objectives by making awards designed to provide our named executive officers and other participants in the plan with a proprietary interest in our growth and performance.

Determining Award Structure

The Compensation Committee chose to maintain the use of time-vested restricted stock unit awards for the 2017. The majority of our competitors have shifted to restricted stock types of awards and away from stock options or stock appreciation right awards. In addition, in the Compensation Committee’s opinion, based in part on the advice of our compensation consultant, based upon our relatively conservative award targets the use of time-vested restricted stock units provide a strong retention incentive and promote alignment with long-term interests of our stockholders while still managing dilution levels to our stockholders.

The Compensation Committee ultimately makes a decision regarding the size of awards granted to the named executive officers at its discretion, taking into consideration the terms of any existing employment agreements.

The restricted stock unit awards granted to our named executive officers in 2017 vest in three substantially equal annual installments over the three-year period commencing on the six-month anniversary of grant except for the awards granted to our Chief Executive Officer, which vest in three substantially equal annual installments beginning on the date of grant. The Compensation Committee may, however, determine to change the terms, types or mix of equity-based awards in the future, subject to the terms of applicable employment agreements.

Setting the Target Award Opportunity

The Compensation Committee reviewed market values with respect to the annual long-term incentive awards granted to similarly situated executives at the Compensation Peer Group companies to assist the Compensation Committee in making these determinations with respect to our CEO and other NEO s for 2017. With advice from the compensation consultant, the Compensation Committee targeted long-term equity-based incentive opportunity to be between 25th and 50th percentiles of the Compensation Peer Group, after giving consideration to the targeted total direct compensation for each NEO, market data obtained from Longnecker and, with respect to our NEO, the minimum LTI target set forth in his employment agreement. The Compensation Committee then made annual grants of long-term equity awards, which in 2017 consisted solely of restricted stock unit awards. These equity awards were made after the Compensation Committee had an opportunity to evaluate the Company’s operating results for 2016 and at the same time that the Company was making its major compensation decisions for 2017.

The Compensation Committee has discretion to determine awards under our 2013 Restated Stock Incentive Plan. During 2017, Mr. Moore’s employment agreement established a minimum equity award threshold equal to 500% of his base compensation, and the Compensation Committee considered this contractual obligation in determining his award under the Plan. For our NEOs other than our CEO the recommendations of our CEO also are considered. The Compensation Committee considers the grant date dollar value of the long-term incentive package, the package’s potential dilutive effect on our outstanding shares of common stock and the number of shares available for grant under the Plan in determining the aggregate number of shares to be awarded as individual long-term incentive awards for our executives. The Compensation Committee evaluates stockholder dilution based on equity compensation “burn rates,” which refers to a measure of the speed at which companies use (or burn) shares available for grant in their equity compensation plans compared to the total amount of the Company’s outstanding common stock.

In 2017, we provided long-term incentive awards for our CEO and other participating NEOs at target levels that, on average, were aligned between the 25th and 50th percentiles of our 2017 Compensation Peer Group, depending on their respective targeted total direct compensation.

Restricted Stock Unit Awards

In February 2017, the Compensation Committee granted restricted stock unit awards that vest ratably in multi-year tranches to deliver a meaningful long-term incentive by benefiting from the vesting of the awards and potential increases in the value of our stock price that balances risk and potential reward. These awards are also intended to serve as an effective incentive to remain with the Company and continue such performance.

The number of restricted stock unit awards granted to our CEO in 2017 was determined by dividing the executive’s long-term equity-based incentive target opportunity, as displayed below, by our common stock price on the date of grant.

Named Executive Officer	LTI Target as a Percentage of Base	LTI Target GDFV
Michael G. Moore, Chief Executive Officer	500%	$ 3,500,000

The number of restricted stock units granted to our other participating NEOs in 2017 was granted targeting the 25th to 50th percentiles of the Compensation Peer Group, after giving consideration to the targeted total direct compensation for each NEO and market data obtained from Longnecker.

Restricted stock unit awards are only earned if the individual continues to be employed by us on each applicable vesting date of the award.

The following table provides the total number of restricted stock unit awards provided to each NEO in February 2017, as part of the annual compensation review process and after giving consideration to their respective targeted total direct compensation and, for our CEO, the minimum LTI target set forth in his employment agreement.

Named Executive Officer	2017 LTI Award (RSUs)
Michael G. Moore, Chief Executive Officer	187,768
Keri Crowell, Chief Financial Officer	55,000
Stuart Maier, Senior Vice President of Geosciences	32,000
Robert Jones, Senior Vice President of Drilling	35,000
Mark Malone, Senior Vice President of Operations	35,000

*	Mr. Gaydosik resigned as our CFO effective January 4, 2017, and was not granted any awards in 2017.

Termination and Change of Control Benefits

On April 30, 2018, our CEO’s existing employment agreement, which we refer to as the 2014 employment agreement, was amended and restated, which we refer to as the 2018 employment agreement. The 2014 employment agreement provided, and the 2018 employment agreement continues to provide, Mr. Moore with specified payments and benefits upon certain termination events, including termination following a change of control. The Compensation Committee believes that these provisions will encourage Mr. Moore to remain in our employment in the event of a change of control of the Company and during circumstances which indicate that a change of control might occur. The Compensation Committee believes termination and change of control benefits are important in maintaining strong leadership and in encouraging retention in these situations and encourages our executives to act in the best interests of stockholders without distraction based on uncertainty regarding their employment status. For additional information regarding the 2018 employment agreement and termination and change of control provisions, see “2018 Employment Agreement with Our Chief Executive Officer, Amending and Restating the 2014 Employment Agreement” below.

We have entered into an employment agreement with each of Ms. Crowell, Mr. Maier, Mr. Jones and Mr. Malone, each effective as of January 1, 2017, which provide for certain change in control benefits, including immediate vesting of each such NEO’s equity awards upon his or her termination on or before the second anniversary of the date of occurrence of a change of control other than for cause. The value of the unvested restricted stock held by Ms. Crowell, Mr. Maier, Mr. Jones and Mr. Malone was $612,493, $314,764, $348,795 and $348,795, respectively, as of December 31, 2017, based on the closing value on December 29, 2017, the last trading day of 2017. See “Change of Control Arrangements with Other Named Executive Officers.” For additional information regarding these employment agreements and termination and change of control provisions, see “Employment Agreements with Our Chief Financial Officer, Senior Vice President of Geoscience, Senior Vice President of Drilling and Senior Vice President of Operations.”

Perquisites and Other Personal Benefits

We provide certain of our named executive officers with a limited number of perquisites or other personal benefits, primarily consisting of life insurance premiums and, in the case of our CEO, Senior Vice President of Drilling and Senior Vice President of Operations, use of a Company-owned vehicle, that we believe help provide a competitive package of compensation and benefits. The value of these benefits is disclosed in the “Summary Compensation Table” below.

Broad-Based Employee Benefits

401(k) Plan

We have a broad-based retirement savings plan in which our named executive officers currently participate. The retirement plan is a tax qualified 401(k) plan that covers all eligible employees including the named executive officers. Under the plan, we make a safe harbor contribution equal to 3% of each eligible employee’s gross annual compensation for the prior calendar year. We also have the ability to make an additional, discretionary contribution that is allocated based on each eligible employee’s gross annual compensation for the prior calendar year. Both contributions are or may be made regardless of employee’s deferrals into the plan. In 2017, we made safe harbor and discretionary contributions totaling 3% of eligible compensation for eligible employees, subject to certain limitations provided by our 401(k) plan and Internal Revenue Service regulations. All contributions made by us on behalf of an employee are 100% vested when contributed. For more details regarding our 401(k) plan, see “Benefit Plans—401(k) Plan” below.

Other Benefits

Our named executive officers are eligible to participate in all of our other employee benefit plans which include medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as all other employees.

2018 COMPENSATION PROGRAM

Changes to the Peer Group for 2018

As part of its annual evaluation of our competitive position, the Compensation Committee directed management to coordinate with our compensation consultant to undertake a comprehensive review and analysis of our peer group.

As a result of such analysis, five companies that had been included in the 2017 Compensation Peer Group were removed from, and four companies were added to, the 2018 Compensation Peer Group. These changes were made to capture the range of companies with which we compete for talent, determined based on criteria that included revenue, assets, total production, production of natural gas as a percentage of total production and market capitalization. The revision of the peer group resulted in relative alignment to the key metrics at the time of establishment as follows: 2017 Revenue = 27th percentile; Assets= 39th percentile; Total Production=32nd percentile; Natural Gas as Percentage of Total Production=84th percentile; and Market Cap = 51st percentile.

The 2018 Compensation Peer Group consists of the following companies:

2018 Compensation Peer Group

Antero Resources Corporation*	Newfield Exploration Company	Cabot Oil & Gas Corporation

Southwestern Energy Company*	Range Resources Corporation	PDC Energy, Inc.*

WPX Energy, Inc.	Cimarex Energy Co.	Oasis Petroleum Inc.

CNX Resources Corporation*	Whiting Petroleum Corporation	Rice Energy Inc.

QEP Resources, Inc.	SM Energy Company	Energen Corporation

Laredo Petroleum, Inc.*

*Added in 2018.

Changes to our Compensation Program for 2018

2018 Base Salary

The Compensation Committee engaged Pearl Meyer & Partners, LLC, or Pearl Meyer, to review the overall competitiveness of our executive compensation programs for 2018, with continued focus on ensuring the alignment of management compensation with performance and Gulfport’s strategy generally.

In April 2018, the Compensation Committee approved the 2018 employment agreement with Mr. Moore, which amended and restated Mr. Moore’s 2014 employment agreement to bring his compensation arrangement more in line with best compensation practices for similarly situated CEOs of peer group companies and align his total direct compensation closer to the 25th percentile of the 2018 Compensation Peer Group.

In recognition of Mr. Moore’s relinquishment of certain benefits in the 2018 employment agreement and the relative alignment to market competitive levels, the Compensation Committee determined that an adjustment of his 2017 base pay was appropriate. In accordance with the terms of Mr. Moore’s 2018 employment agreement, his base salary was increased from $700,000 to $750,000, as disclosed in the table below. The base salaries of our other NEOs were also adjusted, by 3.5% for 2018, to bring the total direct compensation of such NEOs to approximately the 25th percentile, on average, of total compensation paid to similarly situated executives at the 2018 Compensation Peer Group.

Named Executive Officer	2017 Base Salary	2018 Base Salary
Michael G. Moore, Chief Executive Officer	$700,000	$750,000
Keri Crowell, Chief Financial Officer	$350,000	$362,300
Stuart Maier, Senior Vice President of Geosciences	$400,000	$414,000
Robert Jones, Senior Vice President of Drilling	$340,000	$351,900
Mark Malone, Senior Vice President of Operations	$340,000	$351,900

2018 Annual Incentive Bonus Targets

In 2018, the Compensation Committee continued to provide incentives relating to the performance of our CEO and other executives through their participation in the Annual Incentive Plan, establishing performance factors and performance targets for 2018. In recognition of market practices and the need to incentivize executives to contribute to Company performance and stockholder value creation, the Compensation Committee worked with management to identify critical performance metrics to tie them to objective performance criteria and total stockholder return relative to the Company’s peer group for 2018 and stimulate appropriate levels of growth versus capital efficiencies. To achieve this objective, the Compensation Committee established a set of balanced metrics based on the following production, financial performance and strategic initiative goals: (i) net production per share (Mcfe/share) weighted at 10%; (ii) Adjusted EBITDA per Mcfe weighted at 10%; (iii) return on average capital employed weighted at 35%; (iv) one-year total stockholder return relative to our peer group weighted at 20%; and (v) strategic initiatives relating to our performance with respect to our non-core asset divestiture efforts and safety, weighted at 25%. In setting these metrics, the Compensation Committee carefully considered each of these metrics’ impact on our business, profitability, production and stockholder return, as well as our desire to balance operational, financial and stockholder return targets with the goal to execute on our strategic initial goals and continue to improve our safety record, including the following specific considerations:

•	Net Production Per Share Metric. This metric is one of the key drivers of value in our business, focused on our ability to protect and deliver base production and execute our drilling and completion program with maximum efficiency. This metric is measured on a per share basis to ensure maximum value impact to our stockholders.

•	Per-Unit Adjusted EBITDA Metric. This metric is intended to incentivize our profitability from operations while managing costs and our marketing portfolio. This metric focuses on the margin earned on the production metric, without encouraging growth at any price.

•	Return on Average Capital Employed Metric. This metric is intended to encourage the efficiency of capital allocation to profitable investing activities.

•	Relative One-Year Total Stockholder Return Metric. This metric is intended to measure our performance relative to our peer group and our stockholder value creation.

•	Strategic Initiatives Metrics:

•	Non-Core Asset Divestitures. This metric sets goals for total value to be realized through these divestitures, which includes the quantitative threshold, target and maximum, and is focused on our efforts to monetize certain of our non-core investments within our portfolio; and

•	Safety. This metric is focused on balancing our operational targets with our goal to continue to improve in the areas of environmental responsibility, motor vehicle safety and other health and safety initiatives.

The Compensation Committee also set the threshold, target and maximum performance targets for each of these metrics for 2018, and established the bonus target opportunity for each of the NEOs, expressed as a percentage of their respective annual salaries. For 2018, the bonus target opportunities under the Annual Incentive Plan were set as follows: for our CEO, 120% of his annual base salary, as specified in his 2018 employment agreement; for our CFO, 80% of her annual base salary; and for each of our other NEOs, 60% of such NEO’s annual base salary, in each case subject to the achievement of performance targets discussed above, with no payouts to be made if the achieved performance levels fall below the pre-determined thresholds. The threshold and maximum opportunities for each NEO under the Annual Incentive Plan were set at 50% and 200%, respectively, of the individual target bonus opportunities established for each such NEO.

2018 Restricted Stock Unit Awards

On April 30, 2018, the Compensation Committee approved a grant of restricted stock units to our Chief Executive Officer, with a value of 500% of his annual base salary, consistent with the terms of Mr. Moore’s 2018 employment agreement. The award will vest in three substantially equal annual installments beginning on the date of grant. On April 18, 2018, the Compensation Committee made restricted stock unit awards to certain our other NEOs, including Ms. Crowell, Mr. Maier, Mr. Malone and Mr. Jones, in the amounts of 115,800, 73,645, 73,645 and 73,645 restricted stock units, respectively, vesting, in each case, in three substantially equal annual installments beginning on the first anniversary of the date of grant. These 2018 awards were granted to our other NEOs with a goal to achieve an overall total direct compensation posture of 25th percentile of the 2018 Compensation Peer Group. These 2018 long-term equity awards represent at least a majority, and in most cases, approximately two-thirds of the total direct compensation of our NEOs, closely aligning their interests with those of our stockholders and putting a large portion of their 2018 target compensation at risk.

COMPENSATION POLICIES AND PRACTICES

Deductibility of Executive Compensation

The Compensation Committee considers the expected tax treatment to the Company and its executive officers as one of the factors in determining compensation matters. Section 162(m) of the Code generally denies a federal income tax deduction for certain compensation in excess of $1 million to a “covered employee” of a publicly traded corporation in any fiscal year. Prior to January 1, 2018, certain types of compensation, including qualifying “performance-based compensation,” were not subject to the limits on deductibility. For these purposes, prior to January 1, 2018, “covered employees” consisted of our Chief Executive Officer and the three most highly compensated executive officers other than our Chief Executive Officer and our Chief Financial Officer. In making compensation decisions in 2017 and prior years, the Compensation Committee has considered the requirements for performance-based compensation and believes that awards under our Annual Incentive Plan meet these requirements and, therefore, such compensation paid to our named executive officers pursuant to the terms of these plans would generally be exempt from the limitations on deductibility.

A number of significant changes were made to Section 162(m) by the Tax Cuts and Jobs Act, enacted on December 22, 2017, including the elimination of the ability to rely on this performance-based exception, effective as of January 1, 2018, and expansion of the scope of “covered employees” to include the chief financial officer and certain former named executive officers. As a result of these changes, compensation paid to any covered employee generally will not be deductible, to the extent that it exceeds $1 million, in 2018 or future years. The Compensation Committee currently considers the deductibility under Section 162(m) of compensation awarded to its executives to the extent reasonably practical and consistent with our objectives, but the

Compensation Committee may nonetheless approve compensation that does not fall within these requirements and may authorize compensation that results in non-deductible amounts above the Section 162(m) limits if it determines that such compensation is in our best interests.

Effect of our Compensation Policies and Practices on Risk and Risk Management

The Compensation Committee reviews the risks and rewards associated with our compensation policies and programs. We believe that such policies and programs encourage and reward prudent business judgment and avoid encouraging excessive risk-taking over the long term. With respect to specific elements of compensation:

•	We believe that our programs balance short- and long-term incentives for our executive officers providing for an appropriate mix of fixed, performance-based, discretionary and equity compensation that encourages long-term performance.

•	We believe that annual base salaries for our named executive officers do not encourage excessive risk-taking as they are fixed amounts that are subject to discretionary increases by our Compensation Committee that may be based on, among other factors, annual performance evaluations. We also believe that such annual base salaries are set at reasonable levels, as compared to the base salaries of similarly-situated individuals at our peer group companies, and therefore do not negate the effect of other compensation elements that encourage long-term service, growth and performance that may increase stockholder value.

•	Our annual incentive awards are determined based on Company and individual performance measures, both operational and strategic, which mitigates excessive risk-taking that could produce unsustainable gains in one area of performance at the expense of our overall long-term interests. The Company’s goals are designed to ensure a proper balance between stock performance, operational measures, financial goals and strategic goals. In addition, the Compensation Committee sets performance goals that it believes are reasonable in light of our past performance, then-current business projections and market conditions.

•	The Compensation Committee believes that performance-based cash incentive compensation granted pursuant to the Annual Incentive Plan, with meaningful performance targets, such as those under our Annual Incentive Plan, will further align our executives’ interests with those of our stockholders, will motivate our executives to contribute to the Company’s growth and profitability and will link a larger portion of our executives’ compensation to the performance of the Company. The Compensation Committee has eliminated the use of minimum or discretionary bonus arrangements in all of the Company’s employment agreements in recognition of the Company’s shift to the use of performance-based bonuses.

•	Moreover, our annual incentive awards are subject to maximum payout caps that limit the amount an executive may earn on inputs for certain of the operational measures.

•	Restricted stock unit awards to our named executive officers are subject to time vesting provisions. We award restricted stock unit awards to ensure that our executives have a continuing stake in the long-term success of the Company as the value of the award will depend on the stock price at and after the time of vesting. We believe that our long-term equity awards do not encourage excessive risk taking that may be associated with equity awards that vest based strictly on achieving certain targets. We also believe that our long-term equity awards provide incentive to our named executive officers to reasonably encourage growth and financial performance that may increase stockholder value, as well as long-term service, and serve to align the interests of our executives with those of our stockholders.

Based on the foregoing, the Compensation Committee believes that the Company does not utilize compensation policies and programs creating risks that are reasonably likely to have a material adverse impact on the Company.

Clawback Provisions

Under the Sarbanes-Oxley Act of 2002, or SOX Act, our CEO and CFO may be subject to clawbacks in the event of a restatement. Under our 2013 Restated Stock Incentive Plan, unless an award certificate provides otherwise, the plan administrator may cancel, rescind, suspend, withhold or otherwise restrict any unexpired, unpaid or deferred award of the participant at any time in the event of certain activities, including violations of material Company policies, termination of employment for cause or conduct that is detrimental to our business or reputation. Further, under the terms of our employment agreements effective as of January 1, 2017, with each of Ms. Crowell, Mr. Maier, Mr. Jones and Mr. Malone and certain of our other executive officers, any equity awards granted to such executive, any proceeds of any equity awards that previously have been sold, transferred or otherwise disposed of, and any incentive bonus award will be subject to clawback by us, now or in the future, under the Dodd-Frank Act and the SOX Act, each as amended, and rules, regulations and binding, published guidance thereunder.

Anti-Hedging and Pledging Policies

We have a policy prohibiting directors, executive officers and certain other designated employees from speculative trading in our securities, including hedging transactions, short selling, and trading in put options, call options, swaps or collars, or holding our securities in margin accounts. We also have a policy prohibiting directors, executive officers and certain other designated employees from pledging Gulfport securities, except in certain limited circumstances and subject to prior approval by our compliance officer or the Compensation Committee. To our knowledge, all such individuals are in compliance with these policies.

Accounting Implications of Executive Compensation Policy

We are required to recognize compensation expense of all stock-based awards pursuant to the provisions of FASB ASC Topic 718, “Compensation-Stock Compensation.” Under U.S. generally accepted accounting principles, or GAAP, only vested shares are included in basic shares outstanding. Also, under GAAP, non-vested shares are included in diluted shares outstanding when the effect is dilutive.

The Role of Stockholders’ Say-On-Pay

We provide our stockholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”) in accordance with the Dodd-Frank Act. At our 2017 annual meetings of stockholders, our stockholders expressed strong support for the compensation of our named executive officers, with approximately 96% of the votes cast for approval of the “say-on-pay” advisory vote. The Compensation Committee carefully considers the level of voting support from our stockholders on the say-on-pay advisory vote.

Although the Compensation Committee believes that 2017 results of the “say-on-pay” advisory votes affirmed our stockholders’ support of our executive compensation policies and practices, the Compensation Committee carefully examined our compensation practices in response to the 2017 stockholder vote.

The Compensation Committee evaluated the 2017 packages for our Chief Executive Officer and our other named executive officers and determined that, with respect to our Chief Executive Officer, approximately 71% of 2017 compensation was paid through equity awards and 14% in annual performance bonus, providing direct alignment with returns to stockholders and incentive to drive long-term business success. Although the performance targets for 2017 were achieved for most of key metrics at targeted or higher levels, the execution against our strategic plan goal was achieved at a below-target level, and the Compensation Committee used its negative discretion to reduce the annual bonuses, resulting in a payout under the Annual Incentive Plan for 2017 at approximately 95.0% of the target annual incentive bonus for each participating NEO.

Actions Taken In Response to our Stockholder Outreach Efforts

In setting compensation packages for 2018, the Compensation Committee considered input from our stockholder outreach efforts and:

•	emphasized long-term equity awards and annual performance bonuses under the previously implemented Annual Incentive Plan to more closely align our senior executives’ interests with those of our stockholders and to continue to link a larger portion of such executives’ compensation to the performance of our stock and our operational performance;

•	provided robust disclosure of our performance metrics and targets;

•	set meaningful operational, financial and strategic performance targets for 2018, including a one-year total stockholder return target against our peer group, under the Annual Incentive Plan;

•	effective January 1, 2017, fully eliminated the use of guaranteed or discretionary bonuses for all of our executive officers, including NEOs, in recognition of the Company’s focus on the use of performance-based bonuses;

•	effective January 1, 2018, all new equity awards granted to our NEOs, except for our CEO, will vest in three substantially equal annual installments beginning on the first anniversary of the date of grant; and

•	beginning with 2018, eliminated single trigger vesting provisions in equity awards granted to our CEO, completing the transition of our NEOs awards to double-trigger vesting, which we had already implemented in prior years for our other NEOs.

The Compensation Committee believes that our shift to linking a larger portion of such executive officers’ compensation to long-term equity incentive awards and to performance-based bonus arrangements with meaningful performance metrics for such executive officers appropriately align with the long-term interests of the Company and its stockholders and are consistent with market practices. The Compensation Committee also believes that our current compensation policies and practices enhance retention of executive talent through multi-year vesting of stock awards and do not encourage unnecessary and excessive risk taking. The Compensation Committee further believes that our other compensation policies and practices, such as our policy prohibiting pledging (except in certain limited circumstances and subject to prior approval by our compliance officer or the Compensation Committee) or hedging of our stock by our executive officers and directors, as well as the lack of significant prerequisites and absence of pension or supplemental retirement benefits, aside from those afforded under our broad-based 401(k) plan, for our executive officers are consistent with prudent compensation philosophy and the interests of our stockholders. The Compensation Committee will continue to consider the outcome of our stockholders’ future “say-on-pay” votes when making compensation decisions for our named executive officers.

Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the Compensation Committee:

Scott E. Streller, Chairman

David L. Houston

Craig Groeschel

C. Doug Johnson

Paul D. Westerman

Deborah G. Adams

Dated: April 30, 2018

Compensation Committee Interlocks and Insider Participation

No current member of our Compensation Committee has ever been an officer or employee of ours. None of our executive officers serves, or has served during the past fiscal year, as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or Compensation Committee.

Compensation Tables

2017, 2016 and 2015 SUMMARY COMPENSATION TABLE

The following table provides information concerning compensation of our principal executive officer, principal financial officer and our next three most highly paid executive officers for the fiscal years ended December 31, 2017, December 31, 2016 and December 31, 2015.

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Michael G. Moore	2017	$700,000	$—	$3,334,760(4)	$665,000	$38,396	$4,738,156
Chief Executive Officer and President	2016	$483,000	$—	$3,450,003(5)	$993,089	$45,307	$4,971,399
	2015	$460,000	$—	$2,299,989(6)	$690,000	$42,505	$3,492,494

Aaron Gaydosik(7)	2017	$16,973	$—	$—	$—	$20,295	$37,268
Former Chief Financial Officer	2016	$324,450	$—	$1,320,964(8)	$—	$20,919	$1,666,333
	2015	$309,000	$—	$1,099,943(9)	$231,750	$23,876	$1,664,569

Keri Crowell(10)	2017	$349,495	$—	$976,800(11)	$266,000	$21,337	$1,613,632
Chief Financial Officer	2016	$275,000	$75,000(12)	$223,120(13)	$282,712	$21,637	$877,469
	2015	$250,000	$150,000	$530,560(14)	$—	$22,254	$952,814

Stuart Maier	2017	$400,000	$—	$568,320(15)	$228,000	$21,687	$1,218,007
Senior Vice President of Geosciences	2016	$400,000	$225,000	$—	$—	$21,781	$646,781
	2015	$400,000	$200,000	$331,600(16)	$—	$23,159	$954,759

Robert Jones	2017	$340,000	$—	$621,600(17)	$193,800	$27,585	$1,182,985
Senior Vice President of Drilling

Mark Malone	2017	$340,000	$—	$621,600(18)	$193,800	$26,646	$1,182,046
Senior Vice President of Operations

(1)	The amount reported in the Stock Awards column reflects the fair value of the applicable restricted common stock award or restricted stock unit award on the award date. The amount was calculated using certain assumptions, as set forth in Note 1 and Note 8 to our consolidated financial statements for the fiscal year ended December 31, 2017 under the headings “Summary of Significant Accounting Policies – Accounting for Stock-Based Compensation” and “Stock-Based Compensation,” respectively, included in our Annual Report on Form 10-K, filed with the SEC on February 22, 2018.
(2)	The amounts shown reflect performance-based annual incentive bonuses granted under the 2014 Executive Annual Incentive Compensation Plan. With respect to the 2017 amounts, the compensation committee certified the attainment of the related performance goals in March 2018, and the Company paid these performance-based annual incentive bonuses in March 2018. With respect to the 2016 amounts, the compensation committee certified the attainment of the related performance goals in February 2017, and the Company paid these performance-based annual incentive bonuses in March 2017. With respect to the 2015 amounts, the compensation committee certified the attainment of the related performance goals in March 2016, and the Company paid these performance-based annual incentive bonuses in March 2016.
(3)

The amounts for Mr. Moore for 2017, 2016 and 2015 represent $20,295, $20,295 and $19,890, respectively, for our 401(k) plan contributions, $18,101, $23,990 and $22,615, respectively, attributable to use of a Company owned vehicle and $0, $1,022 and $0, respectively, attributable to Company sponsored sporting tickets. Amounts for Mr. Gaydosik in

2017, 2016 and 2015 represent $20,295, $20,295 and $19,890, respectively, for contributions to our 401(k) plan, $0, $304 and $3,666, respectively, attributable to Company sponsored sporting tickets and $0, $320 and $320, respectively, attributable to a Company sponsored health club membership. Amounts for Ms. Crowell for 2017, 2016 and 2015 represent $20,295, $20,295 and $19,890, respectively, for our 401(k) plan contributions, $0, $320 and $320, respectively, attributable to a Company sponsored health club membership and $1,042, $1,022 and $2,044, respectively, attributable to Company sponsored sporting tickets. Amounts for Mr. Maier in 2017, 2016 and 2015 include $20,295, $20,295 and $19,890, respectively, for our 401(k) plan contributions, and $1,392, $1,486 and $3,269, respectively, attributable to Company sponsored sporting tickets. Amounts for Mr. Jones for 2017 include $20,295 for our 401(k) plan contributions, $5,176 attributable to use of a Company owned vehicle and $2,114 attributable to Company sponsored sporting tickets. Amounts for Mr. Malone for 2017 include $20,295 for our 401(k) plan contributions and $6,351 attributable to use of a Company owned vehicle.
(4)	Mr. Moore’s award of 187,768 shares of our restricted stock units was granted on February 27, 2017 and vests in three approximately equal annual installments, of which 125,178 restricted stock units have vested and the remaining 62,590 restricted stock units vest on February 27, 2019.
(5)	Mr. Moore’s award of 40,367 restricted stock units was granted on March 10, 2016 and vest in four approximately equal annual installments, of which 20,183 restricted stock units have vested, and the remaining 20,184 restricted stock units will vest in two equal annual installments beginning March 10, 2019. Mr. Moore’s award of 85,215 restricted stock units was granted on March 31, 2016 and vested in three approximately equal annual installments beginning on the grant date.
(6)	Mr. Moore’s award of 52,225 shares of our restricted common stock was granted on February 24, 2015 and vested in three approximately equal annual installments.
(7)	Mr. Gaydosik served as our Chief Financial Officer from August 11, 2014 to January 4, 2017.
(8)	Mr. Gaydosik’s award of 13,558 restricted stock units was granted on March 10, 2016 and was to vest in four approximately equal annual installments, however, all of these restricted stock units were forfeited upon his resignation. Mr. Gaydosik’s award of 34,345 shares of restricted stock units was granted on March 31, 2016 and was to vest in three approximately equal annual installments, however, all of these restricted stock units were forfeited upon his resignation.
(9)	Mr. Gaydosik’s award of 21,049 shares of our restricted common stock was granted on February 24, 2015 and was to vest in three approximately equal annual installments, of which 7,016 shares vested on March 1, 2016 and the remaining 14,033 shares were forfeited upon his resignation. In addition, Mr. Gaydosik was entitled to receive shares of our restricted common stock valued at $225,000 as of the close of trading on August 11, 2014, the date his employment began, which equaled 3,927 shares, as part of his one-time sign-on bonus in connection with his appointment as our Chief Financial Officer. This restricted common stock award was granted on February 24, 2015. The grant date fair value of these shares of restricted common stock was $172,945.
(10)	Ms. Crowell was appointed as our Chief Financial Officer on January 4, 2017.
(11)	Ms. Crowell’s award of 55,000 restricted stock units was granted on February 27, 2017 and vests in three approximately equal annual installments, of which 18,333 restricted stock units have vested and the remaining 36,667 restricted stock units vest in two approximately equal annual installments beginning August 27, 2018.
(12)	During 2016, after a lengthy evaluation process, the Company made the decision to convert to a more fully integrated financial reporting system. As a result, the Company appointed an internal team to coordinate the 18 month conversion process. To incentivize that group to meet implementation deadlines, goals were established with incentives provided for achieving each incremental goal. In November 2016, Ms. Crowell was awarded a bonus of $75,000 for achieving her goals to date on this project.
(13)	Ms. Crowell’s award of 8,000 restricted stock units was granted on August 2, 2016 and vests in four approximately equal annual installments of which 2,000 restricted stock units have vested, and the remaining 6,000 restricted stock units vest in three equal annual installments beginning on August 15, 2018.
(14)	Ms. Crowell’s award of 16,000 shares of restricted stock was granted on August 7, 2015 and vests in three approximately equal installments, of which 10,666 shares have vested and the remaining 5,334 shares vest on August 15, 2018.
(15)	Mr. Maier’s award of 32,000 restricted stock units was granted on February 27, 2017 and vests in three approximately equal installments, of which 10,666 restricted stock units have vested and the remaining 21,334 restricted stock units vest in two equal annual installments beginning on August 27, 2018.
(16)	Mr. Maier’s award of 10,000 shares of restricted stock was granted on August 7, 2015 and vests in three approximately equal annual installments, of which 6,666 shares have vested and the remaining 3,334 shares vest on August 15, 2018.
(17)

Mr. Jones’s award of 35,000 restricted stock units was granted on February 27, 2017 and vests in three approximately equal installments, of which 11,666 restricted stock units have vested, and the remaining 23,334 restricted stock units vest in two equal annual installments beginning on August 27, 2018.

(18)	Mr. Malone’s award of 35,000 restricted stock units was granted on February 27, 2017 and vests in three approximately equal installments, of which 11,666 restricted stock units have vested, and the remaining 23,334 restricted stock units vest in two equal annual installments beginning on August 27, 2018.

2017 GRANTS OF PLAN-BASED AWARDS

The following table provides information concerning each grant of an award made to our principal executive officer, our principal financial officer and our next three most highly paid executive officers in the fiscal year ended December 31, 2017 under any Company plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Michael G. Moore	2/27/2017	$350,000	$700,000	$1,400,000	187,768	(3)	—	—	$3,334,760
Chief Executive Officer and President

Keri Crowell	2/27/2017	$140,000	$280,000	$560,000	55,000	(4)	—	—	$976,800
Chief Financial Officer

Stuart Maier	2/27/2017	$120,000	$240,000	$480,000	32,000	(5)	—	—	$568,320
Senior Vice President of Geosciences

Robert Jones	2/27/2017	$102,000	$204,000	$408,000	35,000	(6)	—	—	$621,600
Senior Vice President of Drilling

Mark Malone	2/27/2017	$102,000	$204,000	$408,000	35,000	(7)			$621,600
Senior Vice President of Operations

(1)	Reflects performance-based annual incentive bonuses granted under the 2014 Executive Annual Incentive Compensation Plan.
(2)	Reflects restricted stock units subject to time based vesting granted under the 2013 Restated Stock Incentive Plan.
(3)	Reflects Mr. Moore’s award of 187,768 restricted stock units granted on February 27, 2017 which vest in three approximately equal annual installments, of which 62,589 restricted stock units vested on February 27, 2017, 62,589 restricted stock units vested on February 27, 2018, and the remaining 62,590 restricted stock units vest on February 27, 2019.
(4)	Reflects Ms. Crowell’s award of 55,000 restricted stock units granted on February 27, 2017 which vest in three approximately equal annual installments, of which 18,333 restricted stock units vested on August 27, 2017, and the remaining 36,667 restricted stock units vest in two approximately equal annual installments beginning on August 27, 2018.
(5)	Reflects Mr. Maier’s award of 32,000 restricted stock units granted on February 27, 2017 which vest in three approximately equal annual installments, of which 10,666 restricted stock units vested on August 27, 2017, and the remaining 21,334 restricted stock units vest in two equal annual installments beginning on August 27, 2018.
(6)	Reflects Mr. Jones’s award of 35,000 restricted stock units granted on February 27, 2017 which vest in three equal annual installments, of which 11,666 restricted stock units vested on August 27, 2017, and the remaining 23,334 restricted stock units vest in two equal annual installments beginning on August 27, 2018.
(7)	Reflects Mr. Malone’s award of 35,000 restricted stock units granted on February 27, 2017 which vest in three equal annual installments, of which 11,666 restricted stock units vested on August 27, 2017, and the remaining 23,334 restricted stock units vest in two equal annual installments beginning on August 27, 2018.

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

The following table provides information concerning equity awards outstanding for our principal executive officer, our principal financial officer and our next three most highly paid executive officers at December 31, 2017.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Michael G. Moore	—	—	$ —	—	183,866(2)	$2,346,130
Keri Crowell	—	—	$ —	—	48,001(3)	$612,493
Stuart Maier	—	—	$ —	—	24,668(4)	$314,764
Robert Jones	—	—	$ —	—	27,335(5)	$348,795
Mark Malone	—	—	$ —	—	27,335(6)	$348,795
Aaron Gaydosik	—	—	$ —	—	0(7)	$0

(1)	Market value of shares or units that have not vested is based on the closing price of $12.76 per share of our common stock on the Nasdaq Global Select Market on December 29, 2017, the last trading day of 2017.
(2)	Of these securities, (i) 62,589 restricted stock units vested on February 27, 2018, (ii) 28,411 restricted stock units vested on March 31, 2018, (iii) 10,092 restricted stock units vested on March 10, 2018, (iv) 62,590 restricted stock units vest on February 27, 2019, (v) 10,092 restricted stock units vest on March 10, 2019 and (vi) 10,092 restricted stock units vest on March 10, 2020.
(3)	Of these securities, (i) 5,334 shares of restricted stock vest on August 15, 2018, (ii) 6,000 unvested restricted stock units vest in three equal annual installments beginning on August 15, 2018 and (iii) 36,667 restricted stock units vest in two approximately equal annual installments beginning on August 27, 2018.
(4)	Of these securities, (i) 3,334 shares of restricted stock vest on August 15, 2018 and (ii) 21,334 restricted stock units vest in two equal annual installments beginning on August 27, 2018.
(5)	Of these securities, (i) 4,001 restricted stock units vest on August 15, 2018 and (ii) 23,334 restricted stock units vest in two equal annual installments beginning on August 27, 2018.
(6)	Of these securities, (i) 4,001 restricted stock units vest on August 15, 2018 and (ii) 23,334 restricted stock units vest in two equal annual installments beginning on August 27, 2018
(7)	All unvested awards granted to Mr. Gaydosik under the Company’s 2014 Executive Annual Incentive Compensation Plan forfeited upon his resignation as our CFO on January 4, 2017.

2017 OPTION EXERCISES AND STOCK VESTED

The following table provides certain information for the named executive officers on stock option exercises during 2017, including the number of shares acquired upon exercise and the value realized, and the number of shares acquired upon the vesting of restricted common stock awards and restricted stock unit awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Michael G. Moore	—	—	118,494	$2,077,835
Keri Crowell	—	—	32,333	$394,416
Stuart Maier	—	—	13,999	$167,421
Robert Jones	—	—	15,666	$187,312
Mark Malone			15,666	$187,312
Aaron Gaydosik	—	—	0	$0

(1)	Value realized on vesting is based on the vesting date closing price per share of our common stock on The Nasdaq Global Select Market. If the vesting date was not a trading day, the value is based on the closing price per share of our common stock on The Nasdaq Global Select Market on the last trading day prior to the vesting date.

2017 DIRECTOR COMPENSATION

The following table contains information with respect to 2017 compensation of our non-employee directors who served in such capacity during 2017. Employee directors do not receive compensation for serving as directors of the Company.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
Craig Groeschel	$68,500	$125,000	—	$193,500
David L. Houston	$168,500	$125,000	—	$293,500
C. Doug Johnson	$75,500	$125,000	—	$200,500
Ben T. Morris	$75,250	$125,000	—	$200,250
Scott E. Streller	$88,500	$125,000	—	$213,500
Paul D. Westerman*	$12,000	$73,155	—	$85,155

*	Mr. Westerman has served as a director of the Company since October 2017.
(1)	For additional information regarding the fees earned or paid in cash to our non-employee directors in 2017, please see “Board of Directors Information—How are directors compensated?—Equity Compensation.”
(2)	The amounts shown reflect the grant date fair value of restricted stock unit awards granted, determined in accordance with FASB ASC Topic 718. See Note 1 and Note 8 to our consolidated financial statements for the fiscal year ended December 31, 2017 under the headings “Summary of Significant Accounting Policies – Accounting for Stock-Based Compensation” and “Stock-Based Compensation,” respectively, included in our Annual Report on Form 10-K, filed with the SEC on February 22, 2018, regarding assumptions underlying valuations of equity awards for 2017. There were 9,608 unvested restricted stock units at the end of 2017 for each of Messrs. Groeschel, Houston, Johnson, Morris and Streller, reflecting the award granted to each such director on June 8, 2017, and 5,488 unvested restricted stock units at the end of 2017 for Mr. Westerman, reflecting the award granted to Mr. Westerman on November 3, 2017.

Benefit Plans

401(k) Plan

We maintain a retirement savings plan, or a 401(k) Plan, for the benefit of our eligible employees who have attained the age of 18. Currently, employees may elect to defer their compensation up to the statutorily prescribed limit. During the following year, we make a safe harbor contribution equal to 3% of each eligible employee’s eligible annual compensation for the prior calendar year. We also have the ability to make an additional, discretionary contribution based on each eligible employee’s eligible annual compensation for the prior calendar year. Both contributions are made, regardless of employee’s deferrals into the plan. In 2017, we made safe harbor and discretionary contributions totaling 3% of eligible compensation for eligible employees, subject to certain limitations provided by our 401(k) plan and Internal Revenue Service regulations. All contributions made by us on behalf of an employee are 100% vested when contributed. The 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As such, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan, and all contributions are deductible by us when made.

2013 Restated Stock Incentive Plan

Our 2013 Restated Stock Incentive Plan, which amended and restated our Amended and Restated 2005 Stock Incentive Plan, was adopted to enable us, and any of our affiliates, to attract and retain the services of the types of employees, consultants and directors who will contribute to our long range success and to provide incentives which are linked directly to increases in share value which will inure to the benefit of our stockholders. The plan provides a means by which eligible recipients of awards may be given an opportunity to benefit from increases in value of our common stock through the granting of incentive stock options, nonstatutory stock options, restricted awards (restricted stock and restricted stock units), performance awards and stock appreciation rights. Our compensation committee serves as the plan administrator.

Eligible award recipients are employees, consultants and directors of ours and any present or future parent or subsidiary of ours. Incentive stock options may be granted only to our employees. Awards other than incentive stock options may be granted to employees, consultants and directors. The shares that may be issued pursuant to awards consist of our authorized but unissued common stock, and the maximum aggregate amount of such common stock which may be issued upon exercise of all awards in the plan, including incentive stock options, may not exceed 7,500,000 shares, subject to adjustment to reflect certain corporate transactions or changes in our capital structure. For a description of the awards granted under the plan to our named executive officers, see “Compensation Discussion and Analysis—2017 Compensation Decisions—Long-Term Equity-Based Incentive Awards—Restricted Stock Unit Awards” above. On April 1, 2018, an aggregate of 2,933,569 shares of restricted common stock and restricted stock units had been granted under this plan. There were 2,653,083 shares available for future grants under this plan as of April 1, 2018.

In the event of a transaction involving a change in control (as defined in the plan) of the Company, a dissolution or liquidation of the Company, an exchange of shares or any corporate separation or division, including, but not limited to, a split-up, a split-off or a spin-off, or a sale, in one transaction or a series of related transactions, of all or substantially all of our assets or a merger, consolidation, or reverse merger in which we are not the surviving entity, then all outstanding stock awards under our 2013 Restated Stock Incentive Plan may, in the sole discretion of the plan administrator, be assumed, continued, or substituted for by any surviving or acquiring entity (or its parent company), or may be cancelled either with or without consideration for the vested portion of the awards. In the event an option award would be cancelled without consideration paid to the extent vested, the option award recipient may exercise the option award in full or in part for a period of ten days. The plan administrator may also exercise its discretionary authority to accelerate the vesting of an award under our 2013 Restated Stock Incentive Plan in the event of a change in control.

2014 Executive Annual Incentive Compensation Plan

The 2014 Annual Incentive Compensation Plan, or Annual Incentive Plan, was approved by our board of directors on April 1, 2014 and by our stockholders at the 2014 Annual Meeting on June 11, 2014. Our executive officers and selected employees and those of our subsidiaries are eligible to receive awards under the Annual Incentive Plan. The Annual Incentive Plan provides for awards of incentive compensation that are contingent on the attainment of specific performance targets. Under the Annual Incentive Plan, the compensation committee, as the plan administrator, establishes the performance targets for each award and the performance period during which the performance is to be measured, which will generally be our fiscal year. Performance targets may include a minimum level of performance below which no payment will be made, levels of performance at which specified percentages of the award will be paid, and a maximum level of performance above which no additional award will be paid. The plan administrator must adopt the performance targets and criteria for awards granted to executive officers subject to the limits of Section 162(m) of the Code, whom we refer to as Covered Employees, no later than the earlier of:

•	90 days after the beginning of the performance period, or

•	the time when 25% of the performance period has elapsed.

In addition, award amounts to be paid to any Covered Employee for any one year may not exceed the lesser of: (i) 300% of base salary at the time the award is established, or (ii) $6.0 million. Individual awards may be subject to lesser limits as specified in the discretion of the compensation committee.

Performance targets for each award will be based on pre-established performance factors, which may include any or all of the following, individually or in combination:

•	revenue;

•	net sales;

•	operating income;

•	earnings before all or any of interest, taxes, depreciation and/or amortization (“EBIT,” “EBITA” or “EBITDA”);

•	growth of oil and natural gas production;

•	growth of estimated or proved reserves;

•	capital efficiency based on revenue per barrel of oil equivalent (“BOE”) produced;

•	lease operating expenses;

•	general and administrative expenses;

•	net cash provided by operating activities or other cash flow measurements;

•	working capital and components thereof;

•	return on equity or average stockholders’ equity;

•	return on assets;

•	market share;

•	net or gross sales measured by product line, territory, one or more customers, or other category;

•	stock price;

•	earnings per share;

•	earnings from continuing operations;

•	net worth;

•	credit rating;

•	levels of expense, cost or liability by category, operating unit, or any other delineation; or

•	any increase or decrease of one or more of the foregoing over a specified period.

These performance factors may relate to the performance of the Company or the performance of a business unit, product line, territory or any combination of these. Performance targets for employees who are not executive officers may also be based on other additional objective or subjective performance criteria established by the plan administrator.

The plan administrator may at any time establish additional conditions and terms of payment of awards, including additional financial, strategic or individual goals, which may be objective or subjective. The plan administrator may exercise negative discretion to reduce the amount of an award, but may not adjust upwards the amount payable pursuant to any award to a Covered Employee, nor may it waive the achievement of the performance target requirement for any Covered Employee, except in the case of the death or disability of the participant or a change in control of the Company.

Unless the plan administrator provides otherwise, a participant must be employed by us on the date that awards are paid to receive an award payment, except in the case of death or disability. If a participant dies or becomes disabled during a performance period, the participant (or the participant’s beneficiary) will receive a pro-rated award payment at the same time all other awards are paid for the performance period. In the event of a change in control, each named executive officer will be paid the target award amount (mid-point of any specified range of potential award payment amount) based on the assumption that the performance target was attained at the target level (mid-point of any specified range of performance targets) for the entire performance period. The target award amount will be paid within ten (10) days following the consummation of the change in control transaction.

Before payment of any award to a Covered Employee, our compensation committee must certify in writing that the performance target requirement for such award was met.

The plan administrator may at any time amend the Annual Incentive Plan, subject to approval by our stockholders to the extent stockholder approval is necessary to continue to qualify as “performance-based compensation” under Section 162(m) of the Code (as in effect prior to January 1, 2018). The plan administrator may at any time terminate the Annual Incentive Plan in whole or in part.

Our board of directors has delegated its authority to administer the Annual Incentive Plan to the compensation committee, to whom we refer as the plan administrator. The compensation committee is expected to consist solely of two or more “outside directors” within the meaning of Section 162(m) of the Code (as in effect prior to January 1, 2018). The plan administrator has the authority to administer the Annual Incentive Plan and to exercise all the powers and authorities either specifically granted to it under the Annual Incentive Plan or necessary or advisable in the administration of the Annual Incentive Plan, including (but not limited to) the following:

•	to interpret the Annual Incentive Plan and any award;

•	to prescribe rules relating to the Annual Incentive Plan;

•	to determine the persons to receive awards;

•	to determine the terms, conditions, restrictions and performance criteria, including performance factors and performance targets, relating to any award;

•	to accelerate an award that is designed not to be deferred compensation subject to Code Section 409A (after the attainment of the applicable performance target or targets);

•	to adjust performance targets in recognition of specified events such as unusual or non-recurring events affecting us or our financial statements, including certain asset dispositions, cessation of operations resulting from a natural disaster, or in response to changes in applicable laws, regulations, or accounting principles as specified in the Annual Incentive Plan or in the performance targets established for any performance period;

•	to waive restrictive conditions for an award (but not performance targets); and

•	to make any other determinations that may be necessary or advisable for administration of the Annual Incentive Plan.

Federal Income Tax Consequences of the Annual Incentive Plan.

Under federal income tax laws currently in effect:

Participants in the Annual Incentive Plan will recognize in the year of payment ordinary income equal to the award amount, which is subject to applicable income and employment tax withholding by us (including the additional tax of 0.9% imposed on wages in excess of $200,000 under Section 3101(b)(2) of the Code). Under current regulations and guidance, we expect that awards under the Annual Incentive Plan will not be subject to Section 409A of the Code, which imposes restrictions on nonqualified deferred compensation arrangements and penalizes participants for violating these restrictions.

Section 162(m) of the Code imposes a $1.0 million annual limit on the amount of compensation that we may deduct for federal income tax purposes with respect to our chief executive officer and each of our three highest compensated officers (other than our chief executive officer and our chief financial officer), and, effective as of January 1, 2018, our chief financial officer and certain former named executive officers. For 2017 and prior years, the Annual Incentive Plan was intended to qualify for an exception under Section 162(m) for “performance-based compensation.” As a result of new tax legislation enacted on December 22, 2017, this exception is not available for taxable years beginning after December 31, 2017, unless such performance-based compensation qualifies for certain transition relief contemplated in the new tax legislation. We expect that we will be entitled to a tax deduction for 2017 in connection with the payment of each award under the Annual Incentive Plan in an amount equal to the ordinary income realized by the participant without regard to the $1.0 million annual deduction limitation under Section 162(m). As a result of the new tax legislation, compensation paid in excess of $1.0 million to individuals who, after December 31, 2017, are subject to Section 162(m), is not expected to be deductible under Section 162(m) of the Code. Therefore, awards under our Annual Incentive Plan originally designed with the intent that such awards qualify as “performance-based compensation” may not be deductible in the future.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of December 31, 2017, certain information with respect to all compensation plans under which equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)(2)	Weighted average exercise price of outstanding options, warrants and rights (b)(3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	976,027	$—	2,793,124

(1)	Refers to our 2013 Restated Stock Incentive Plan (which amended and restated our Amended and Restated 2005 Stock Incentive Plan) and our 1999 Stock Option Plan.
(2)	Includes an aggregate of 976,027 unvested restricted stock units and shares of unvested restricted common stock granted under our 2013 Restated Stock Incentive Plan.
(3)	No options were outstanding as of December 31, 2017, and neither restricted stock units nor shares of restricted common stock have an exercise price.

2018 Employment Agreement with Our Chief Executive Officer, Amending and Restating the 2014 Employment Agreement

2014 Employment Agreement

We entered into an amended and restated employment agreement with Mr. Moore on April 22, 2014 in connection with his promotion as our CEO and amended and restated that agreement as of April 29, 2015, as so amended and restated, that agreement is referred to as the 2014 employment agreement. The 2014 employment agreement had an initial three-year term commencing effective April 22, 2014, and automatically extended for successive one-year periods. It also provided for an initial annual base salary of $400,000 that could be increased from time to time by the compensation committee, but not decreased. The compensation committee subsequently increased Mr. Moore’s annual base salary to $460,000 for 2015 and agreed to continue to increase Mr. Moore’s annual base salary during 2016, 2017 and 2018 so as to achieve alignment between the 25th and 50th percentile of our compensation peer group disclosed in our annual proxy statement (as it may be adjusted from time to time). Mr. Moore was also entitled to receive a target annual bonus of 150% of his base salary upon achievement of performance goals established by the compensation committee. Under the 2014 employment agreement, the annual bonus could be less than, or more than, the 150% target, up to a maximum of 300% of base salary in the event performance exceeds the target level established by the compensation committee. The 2014 employment agreement also provided that he would be entitled to receive an award of restricted common stock or other equity award with an equivalent value equal to 500% of his annual base salary. Mr. Moore was also entitled to five weeks of paid vacation, to participate in such medical insurance and other welfare benefit plans that we establish from time to time, a $500,000 life insurance policy and to the use of a company vehicle.

Mr. Moore’s employment with us is “at-will,” meaning that either we or Mr. Moore may terminate the employment relationship at any time and for any reason, with or without notice. However, under the terms of the 2014 employment agreement, if (i) we terminated Mr. Moore without “cause,” including non-renewal, (ii) Mr. Moore terminated his employment for “good reason” or (iii) Mr. Moore’s employment was terminated due to death or disability, then, subject to Mr. Moore signing and delivering a general release of any and all claims against us, we would be obligated to:

•	make a lump sum payment on the termination date equal to all accrued and unpaid salary and other compensation payable to Mr. Moore (including vacation and sick pay) with respect to services rendered through the termination date;

•	within 60 days of termination, make a lump sum payment equal to 225% of the amount Mr. Moore would have earned as base salary during the two-year period following the termination date had Mr. Moore’s employment not been terminated;

•	immediately issue to Mr. Moore on a fully vested basis the restricted stock grants that he would have been entitled to during the two-year period following the termination date had Mr. Moore’s employment not been terminated:

•	vest all restricted stock, restricted stock units, stock options and stock appreciation rights granted to Mr. Moore that would have vested during the three-year period following the termination date solely as a result of Mr. Moore’s continued service to the Company and, with respect to any stock options and stock appreciation rights, they would remain exercisable in accordance with the terms applicable to such options or rights;

•	continue providing a Company-owned car for two years following termination; and

•	pay the premiums for certain continuing health care benefits for Mr. Moore and his family for a period of 18 months or until Mr. Moore becomes eligible for group health plan benefits with another employer.

Under the terms of the 2014 employment agreement, in the event Mr. Moore was terminated for “cause” or Mr. Moore voluntarily terminated his employment other than for “good reason,” Mr. Moore would have been entitled to a lump sum payment on the termination date equal to all accrued and unpaid salary and other compensation payable to Mr. Moore (including vacation and sick pay) with respect to services rendered through the termination date and, subject to Mr. Moore signing a general release of any and all claims against us and, as consideration for such release, an amount equal to his base salary amount in effect immediately preceding such termination prorated based on the number of days between the first day of the contract year and the termination date, divided by 365.

Under the terms of the 2014 employment agreement, if Mr. Moore’s employment with the Company or its successor was terminated on or before the second anniversary of the date of occurrence of a “change of control” either (i) by the Company or its successor other than for “cause,” (ii) by Mr. Moore for “good reason,” or (iii) as a result of Mr. Moore’s death or disability, then, in addition to the benefits described under the heading “—Rights Upon Termination Without Cause, Resignation for Good Reason or Death or Disability” above:

•	all restricted stock and restricted stock units that had then been granted to Mr. Moore by the Company prior to the date of the amended and restated employment agreement and that would have vested at any time after the date of Mr. Moore’s termination solely as a result of Mr. Moore’s continued service to the Company will immediately vest on the date of termination; and

•	all stock options and stock appreciation rights that had then been granted to Mr. Moore by the Company prior to the date of the amended and restated employment agreement and that would have vested at any time after the date of Mr. Moore’s termination solely as a result of his continued service to the Company will immediately vest and become exercisable on the date of termination.

For purposes of the 2014 employment agreement, “cause” was generally defined as:

•	Mr. Moore’s conviction (including any plea of guilty or no contest) of any felony involving the embezzlement, theft or misappropriation of monies or other property, of the Company or otherwise or any crime of moral turpitude;

•	gross misconduct in the performance of Mr. Moore’s duties; or

•	the repeated failure by Mr. Moore (except by reason of disability) to render full and proper services as required by the terms of Mr. Moore’s employment after failure to cure such failure within 30 days after receiving written notice from the Company or the board of directors detailing the alleged failure.

“Good reason,” as used in the 2014 employment agreement, was defined as (i) a material diminution in the duties, authority or responsibilities of Mr. Moore or a material breach of the employment agreement by the Company, or (ii) requiring Mr. Moore to relocate his principal place of employment to a location that is more than 35 miles from the location of the Company’s principal office in the Oklahoma City area as of the effective date of the employment agreement, provided that the Company fails to cure such material diminution, breach or relocation within 30 days of receipt of a written notice from Mr. Moore.

Under the terms of the 2014 employment agreement, a “change of control” was deemed to have occurred upon the occurrence of any of the following:

•	any consolidation or merger of the Company into or with another person or entity pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than any consolidation or merger of the Company in which the persons who were stockholders of the Company immediately prior to the consummation of such consolidation or merger are the beneficial owners, immediately following the consummation of such consolidation or merger, of more than 50% of the combined voting power of the then outstanding voting securities of the person or entity surviving or resulting from such consolidation or merger;

•	any sale, lease or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or

•	the approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.

2018 Employment Agreement

On April 30, 2018, we amended and restated the 2014 employment agreement with Mr. Moore, as so amended and restated, the 2018 employment agreement. Similar to the 2014 employment agreement, the 2018 employment agreement provides for a three-year term commencing effective April 30, 2018, which automatically extends for successive one-year periods unless we or Mr. Moore elect to not extend the term by giving written notice to the other party at least ninety days prior to the end of any then-current term. The 2018 employment agreement is substantially similar to the 2014 employment agreement, except as follows:

•	Base Salary. Mr. Moore’s base salary was increased from $700,000 to $750,000, however, the requirement that his annual base salary be increased to achieve and maintain alignment between the 25th and 50th percentiles of our compensation peer group was eliminated.

•	Annual Incentive Bonus. The performance-based annual incentive bonus target percentage of 150% of base pay up to a maximum of 300% was eliminated. Under the 2018 employment agreement, Mr. Moore’s target annual incentive bonus amount will be determined by the compensation committee each year as a percentage of Mr. Moore’s annual base salary. For 2018, such target amount was set at 120% of his base salary upon achievement of performance goals established by the compensation committee, up to a maximum of 240% of his base salary.

•	Long-Term Equity Awards. Mr. Moore’s right to receive an annual equity award equal to 500% of his annual base salary was eliminated following his grant in April 2018. In lieu of the specified amount of annual equity awards, Mr. Moore will be entitled to receive equity awards under our equity compensation plans at the discretion of the compensation committee.

•	Rights Upon Termination Without Cause, Resignation for Good Reason or Death or Disability.

•	Within 60 days of termination, we would be obligated to make a lump sum payment equal to 200% of Mr. Moore’s then current base salary and target bonus amount, rather than 225% of Mr. Moore’s base salary during the two-year period following the termination date;

•	if the termination occurs after December 31, 2018, we would no longer be obligated to immediately issue to Mr. Moore on a fully vested basis any equity awards;

•	we would no longer be obligated to provide Mr. Moore with a Company-owned car following his termination; and

•	we would be obligated to make a lump sum payment of $10,800 to enable Mr. Moore to obtain six months of additional health insurance coverage beyond the 18-month period for continuing benefits under the Company’s health care plan.

•	Rights Upon Termination upon Change of Control:

•	the lump sum payment we would be required to make within 60 days of termination described under the heading “—Rights Upon Termination Without Cause, Resignation for Good Reason or Death or Disability” above would be calculated on a 300% multiplier (no similar multiplier was provided in the 2014 employment agreement);

•	a double-trigger vesting provision for equity awards granted on or after the date of the 2018 employment agreement was implemented, in contrast to single-trigger change of control vesting provisions contained in the 2014 employment agreement; and

•	the lump sum payment we would be obligated to pay Mr. Moore to obtain health coverage in excess of the benefits under the continuing health care plan described under the heading “—Rights Upon Termination Without Cause, Resignation for Good Reason or Death or Disability” above would be $32,400, which would enable Mr. Moore to obtain 18 months additional health coverage in excess of the benefits under the continuing health care plan.

•	Signing Bonus. To provide an incentive to Mr. Moore to enter into the 2018 employment agreement and reduce or eliminate certain compensation elements under the 2014 employment agreement, we paid Mr. Moore a one-time signing bonus of $500,000.

Employment Agreements with our Chief Financial Officer, Senior Vice President of Geosciences, Senior Vice President of Drilling and Senior Vice President of Operations

In 2017, we entered into an employment agreement with each of Keri Crowell, our Chief Financial Officer, Stuart Maier, our Senior Vice President of Geosciences, Robert Jones, our Senior Vice President of Drilling and Mark Malone, our Senior Vice President of Operations, each effective as of January 1, 2017. Each employment agreement provides for a one-year term commencing as of January 1, 2017, which we refer to as the Initial Period, that will automatically be extended for successive one-year periods unless we or the executive elects to not extend the term by giving written notice to the other party at least 30 days prior to the end of the Initial

Period or any anniversary thereof. Ms. Crowell, Mr. Maier, Mr. Jones and Mr. Malone receive annual base salary of $350,000, $400,000, $340,000 and $340,000, respectively, subject to periodic review by the compensation committee and adjustment from time to time. In accordance with the respective agreements, the compensation committee determined to increase the base salaries of Ms. Crowell, Mr. Maier, Mr. Jones and Mr. Malone for 2018 by 3.5% to $362,300, $414,000, $351,900 and $351,900, respectively. Subject to the achievement of certain performance goals as determined by our board of directors or the compensation committee for each fiscal year, each of Ms. Crowell, Mr. Maier, Mr. Jones and Mr. Malone is eligible to participate in our annual cash incentive program, with an opportunity to receive an annual bonus (payable in a single lump sum), based on criteria determined in the discretion of the board of directors or the compensation committee. For 2018, the compensation committee set Ms. Crowell’s target bonus at 80% of her annual base salary, with a maximum target bonus of up to 200%, of her target bonus, Mr. Maier’s target bonus at 60% of his annual base salary, with a maximum target bonus of up to 200% of his target bonus, Mr. Jones’s target bonus at 60% of his annual base salary, with a maximum target bonus of up to 200% of his target bonus, and Mr. Malone’s target bonus at 60% of his annual base salary, with a maximum target bonus of up to 200% of his target bonus provided each such executive remains employed by us on the payment date. Each such executive is also entitled to participate in any life, disability, health insurance and 401(k) plans and other similar plans that we establish from time to time for our executive employees.

Under his or her employment agreement, each executive may receive, as determined by the board of directors or the compensation committee in its sole discretion, an equity award under our long term incentive plan or plans, subject to the terms and conditions thereof and any equity award agreement. Any equity awards granted to such executive, any proceeds of any equity awards that previously have been sold, transferred or otherwise disposed of, and any incentive bonus award will be subject to clawback by us, now or in the future, the Dodd-Frank Act and the SOX Act, each as amended, and rules, regulations and binding, published guidance thereunder.

Each executive has agreed to certain restrictive covenants in his or her employment agreement, including such executive’s agreement not to interfere with any of our employees, suppliers, vendors, joint venturers or licensors and not to solicit our customers or employees, in each case during such executive’s employment with us and for a period of two years thereafter, (ii) not to disclose our confidential information or trade secrets and (iii) not to compete with us while using our trade secrets. We may terminate each such executive’s employment at any time for any or no reason, in our sole discretion, upon not less than 10 days’ advance written notice to the executive. The executive may terminate the employment relationship upon 10 days’ advance written notice to us. However, if we terminate such executive’s employment without “cause,” then he or she will be entitled to (i) any accrued benefits (defined below), (ii) severance pay in an amount equal to one months’ base salary for each full year of employment with us, not to exceed 12 months, and (iii) COBRA coverage as required by applicable law; provided that, in the case of clauses (ii) and (iii), the executive continues to comply with the restrictive covenants described above and the executive executes a full general release in our favor. In the event the executive’s employment terminates upon his or her death or disability, the executive or his or her estate will be entitled to any accrued benefits. In the event such executive’s employment is terminated for “cause” (as defined below) or as a result of non-extension of his or her employment agreement, our obligations under such agreement will terminate, except for any accrued benefits.

If the executive’s employment with us or our successor is terminated on or before the second anniversary of the date of occurrence of a “change of control” (as defined below) other than for “cause,” then, in addition to the benefits described above, (i) all equity awards that have been granted to such executive that would have vested at any time after the date of his or her termination solely as a result of her continued service to the Company will immediately vest on the date of termination, and (ii) such executive will be entitled to receive a lump sum payment equal to his or her severance payment described above times two, plus an amount equal to his or her target annual bonus during the severance period and the continuation of COBRA coverage for 18 months.

Under the employment agreements with each of Ms. Crowell, Mr. Maier, Mr. Jones and Mr. Malone:

“Accrued benefits” are (i) any base salary through the date of termination, (ii) reimbursement for any unreimbursed business expenses incurred through the date of termination, (iii) any accrued but unused vacation time in accordance with the Company’s policy and (iv) all other payments, benefits or fringe benefits to which the executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or his or her employment agreement.

A “change of control” will be deemed to have occurred upon the occurrence of any of the following: (i) any consolidation or merger of us into or with another person or entity pursuant to which our shares of common stock would be converted into cash, securities or other property, other than any consolidation or merger in which the persons who were our stockholders immediately prior to the consummation of such consolidation or merger are the beneficial owners, immediately following the consummation of such consolidation or merger, of more than 50% of the combined voting power of the then outstanding voting securities of the person or entity surviving or resulting from such consolidation or merger; (ii) any sale, lease or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets; or (iii) the approval by our stockholders of any plan or proposal for our liquidation or dissolution.

“Cause” is generally defined as such named executive officer’s (i) gross negligence, gross incompetence or misconduct in performing the executive’s duties, (ii) failure to perform, without proper legal reason, such executive’s duties and responsibilities to us or any of our affiliates, (iii) material breach of such executive’s employment agreement or any agreement or corporate policy or code of conduct established by us or our affiliates, (iv) conduct that is, or could reasonably be expected to be, materially injurious to us or any of our affiliates, (v) act of theft, fraud, embezzlement or misappropriation against or breach of a fiduciary duty to us or any of our affiliates or (vi) conviction of, or a plea of guilty or no contest to, or receipt of adjudicated probation or deferred adjudication in connection with, a crime involving fraud, dishonesty or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).

Potential Payments Upon Termination, Resignation or Change of Control

The following tables provide information regarding potential payments as of December 31, 2017 to each of our named executive officers with whom we had an employment agreement as of December 31, 2017 in connection with certain termination events, including a termination related to a change of control of the Company.

Benefits and Payments Upon Termination of Michael G. Moore(1)	Voluntary Resignation (No Good Reason)	Resignation for Good Reason/ Termination Without Cause or Upon Death or Disability	Termination for Cause	Termination Following Change of Control
Severance Payments	$700,000(2)	$10,150,000(3)	$700,000(2)	$10,150,000(3)
Long-Term Incentives:
Unvested Restricted Stock	—	$2,346,130(4)	—	$2,346,130(5)
Unvested Stock Options/SARs	—	—	—	—
Benefits Continuation	—	$22,395(6)	—	$22,395(6)
Other	—	$36,201(7)	—	$36,201(7)
Total	$700,000(2)	$12,554,726	$700,000(2)	$12,554,726

(1)	The executive’s base salary as of December 31, 2017 was $700,000. Information in this table assumes a termination date of December 31, 2017 and a price per share of our common stock of $12.76 (the closing market price per share on December 29, 2017, the last trading day of 2017), and applies the terms of the 2014 employment agreement in effect as of December 31, 2017.

(2)	Upon a voluntary termination other than for Good Reason or a termination for Cause, the executive is entitled to receive a lump sum payment on the termination date equal to all accrued and unpaid salary and other compensation payable to the executive (including vacation and sick pay) with respect to services rendered through the termination date and, subject to the executive signing a general release of all claims against us, in consideration for such release, an amount equal to his base salary amount in effect immediately preceding such termination prorated based on the number of days between the first day of the contract year and the termination date, divided by 365.
(3)	Reflects receipt by the executive, subject to his execution and delivery of a general release of all claims against us, of (i) a lump sum payment on the termination date equal to all accrued and unpaid salary and other compensation payable to Mr. Moore (including vacation and sick pay) with respect to services rendered through the termination date, (ii) within 60 days of termination, a lump sum payment equal to 225% of the amount Mr. Moore would have earned as base salary during the two-year period following the termination date had Mr. Moore’s employment not been terminated and (iii) the issuance, on a fully vested basis, of shares of common stock with a value equal to the equity awards that he would have been entitled to during the two-year period following the termination date had Mr. Moore’s employment not been terminated.
(4)	Reflects immediate vesting on the termination date of all restricted stock and any restricted stock units, stock options and stock appreciation rights granted to Mr. Moore that would have vested during the three-year period following the termination date solely as a result of Mr. Moore’s continued service to the Company, with any such stock options and stock appreciation rights remaining exercisable in accordance with the terms applicable to such options or rights.
(5)	Contemplates termination of Mr. Moore’s employment with the Company or its successor on or before the second anniversary of the date of occurrence of a “change of control” either (i) by the Company or its successor other than for “cause,” (ii) by Mr. Moore for “good reason” or (iii) as a result of Mr. Moore’s death or disability and reflects (a) immediate vesting on the termination date of all restricted stock and any restricted stock units granted to Mr. Moore that would have vested at any time following the termination date solely as a result of Mr. Moore’s continued service to the Company and (b) immediate vesting and exercisability of all stock options and stock appreciation rights granted to Mr. Moore by the Company prior to the date of his amended and restated employment agreement that would have vested at any time after the date of Mr. Moore’s termination solely as a result of his continued service to the Company.
(6)	Reflects the value of Company-paid continuation coverage under the Company’s group health plans and under the Consolidated Omnibus Budget Reconciliation Act of 1985 for the executive and his eligible family members for a period of 18 months following the date of termination.
(7)	Reflects the value of a Company-owned vehicle provided for the executive’s use for a period of two years following termination.

Benefits and Payments Upon Termination of the Following Executive Officers(1)	Termination Without Cause(6)(7)	Termination Upon Death or Disability(8)	Termination for Cause(8)	Termination Following Change of Control(9)
Keri Crowell(2)
Severance Payments	$350,000	$—	$—	$980,000
Long-Term Incentives:
Unvested Restricted Stock	$—	—	—	$612,493
Unvested Stock Options/SARs	—	—	—	—
Benefits Continuation	$7,153	—	—	$7,153
Total	$357,153	$—	$—	$1,599,646
Stuart Maier(3)
Severance Payments	$400,000	$—	$—	$1,040,000
Long-Term Incentives:
Unvested Restricted Stock	—	—	—	$314,764
Unvested Stock Options/SARs	—	—	—	—
Benefits Continuation	$7,153	—	—	$10,730
Total	$407,153	$—	$—	$1,365,494
Robert Jones(4)
Severance Payments	$85,000	$—	$—	$221,000
Long-Term Incentives:
Unvested Restricted Stock	$—	—	—	$348,795
Unvested Stock Options/SARs	—	—	—	—
Benefits Continuation	$5,381	—	—	$5,381
Total	$90,381	$—	$—	$575,176
Mark Malone(5)
Severance Payments	$85,000	$—	$—	$221,000
Long-Term Incentives:
Unvested Restricted Stock	$—	—	—	$348,795
Unvested Stock Options/SARs	—	—	—	—
Benefits Continuation	$5,381	—	—	$5,381
Total	$90,381	$—	$—	$575,176

(1)	Information in this table assumes a termination date of December 31, 2017 and a price per share of our common stock of $12.76 (the closing market price per share on December 29, 2017, the last trading day of 2017).
(2)	Ms. Crowell’s base salary as of December 31, 2017 was $350,000. The information in this table for Ms. Crowell applies the terms of her employment agreement, effective as of January 1, 2017.
(3)	Mr. Maier’s base salary as of December 31, 2017 was $400,000. The information in this table for Mr. Maier applies the terms of his employment agreement effective as of January 1, 2017.
(4)	Mr. Jones’s base salary as of December 31, 2017 was $340,000. The information in this table for Mr. Jones applies the terms of his employment agreement effective as of January 1, 2017.
(5)	Mr. Malone’s base salary as of December 31, 2017 was $340,000. The information in this table for Mr. Malone applies the terms of his employment agreement effective as of January 1, 2017
(6)

If we terminate the executive’s employment without “cause,” the executive will be entitled to his or her monthly base salary, paid monthly for the “Severance Period,” provided in each case that the executive (i) continues to comply with the restrictive covenants described above regarding confidential information and trade secrets, (ii) continues to comply with the provisions relating to non-solicitation and non-interference in the Company’s business and (iii) executes a full general release in our favor. The executive will also be entitled to his or her Accrued Benefits (as defined below). The “Severance Period”

for the executive is equal to one month for each full year of employment with the Company, not to exceed twelve months. As of December 31, 2017, Ms. Crowell, Mr. Maier, Mr. Jones and Mr. Malone had twelve, nineteen, three and three full years of employment with the Company, respectively.
(7)	If we terminate the executive’s employment without “cause,” the executive will be entitled to the continuation of certain benefits paid by the Company. The “Benefits Continuation” reflects the value of Company-paid continuation coverage under the Company’s group health plans and under the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, for the executive and his or her eligible dependents for such executive’s Severance Period following the date of termination. The Company’s obligation to pay this amount is subject to the executive’s timely election of continuation of coverage and the executive’s continued copayment of premiums. The executive must also (i) continue to comply with the restrictive covenants described above regarding confidential information and trade secrets, (ii) continue to comply with the provisions relating to non-solicitation and non-interference in the Company’s business and (iii) execute a full general release in our favor.
(8)	If the executive’s employment terminates on account of such executive’s death or disability, if we terminate the executive’s employment for cause, or if either the Company or the executive elects not to extend the term of the employment agreement prior to an automatic renewal date, the executive is entitled to receive a payment from the Company equal to all accrued and unpaid salary payable to the executive (including vacation pay) with respect to services rendered through the termination date, any unreimbursed business expenses through the termination date and all other payments, benefits or fringe benefits the executive may be entitled to under the terms of any applicable compensation arrangement, benefit plan or grant (the foregoing, the “Accrued Benefits”). In the case of death or disability, this amount will be paid in a lump sum within 60 days following termination of employment.
(9)	If the executive’s employment with us or our successor is terminated on or before the second anniversary of the date of occurrence of a “change of control” (as defined above) by us or our successor other than for “cause,” then (i) all equity awards that have been granted to such executive that would have vested at any time after the date of such executive’s termination solely as a result of such executive’s continued service to the Company will immediately vest on the date of termination, (ii) the executive will be entitled to receive a lump sum payment from the Company equal to his or her monthly base salary rate times such executive’s Severance Period times two, plus an amount equal to the executive’s target annual bonus during the Severance Period and (iii) the executive will be entitled to the continuation of COBRA coverage by the Company for the Severance Period, up to a term of 18 months. The executive will also be entitled to their Accrued Benefits The executive must also (a) continue to comply with the restrictive covenants described above regarding confidential information and trade secrets, (b) continue to comply with the provisions relating to non-solicitation and non-interference in the Company’s business and (c) execute a full general release in our favor.

Termination of Employment Agreement with our Former Chief Financial Officer

In connection with his resignation as the Company’s Chief Financial Officer effective January 4, 2017, Mr. Gaydosik’s employment agreement was terminated effective as of that date. As provided in such employment agreement, upon resignation, Mr. Gaydosik was entitled only to his earned but unpaid salary, if any, through the date of resignation. Any unvested awards granted to Mr. Gaydosik under the Company’s equity incentive plan lapsed.

CEO Pay Ratio Disclosure

Pursuant to Item 402(u) of Regulation S-K, we are disclosing the pay ratio and supporting information comparing the median of the annual total compensation of our employees (including full-time, part-time, seasonal and temporary employees) other than Michael Moore, our CEO and President, and the annual total compensation of Mr. Moore. The pay ratio is calculated in a manner consistent with Item 402(u) of Regulation S-K.

For the year ended December 31, 2017, our last completed fiscal year:

•	The median of the annual total compensation of all of our employees, other than Mr. Moore was $90,439.

•	The annual total compensation of Mr. Moore was $4,738,156.

Based on this information, for 2017 the ratio of the annual total compensation of Mr. Moore, our CEO and President, to the median of the annual total compensation of all other employees was 52:1.

We selected December 31, 2017 as the date upon which we identified the “median employee.” To identify the median employee, we examined the Medicare Taxable Earnings as reported on Internal Revenue Service Form W-2 (Box 5) for 2017 for all individuals employed by us on December 31, 2017 (other than Mr. Moore).

Once we identified our median employee, we calculated that employee’s annual total compensation for 2017 in the same manner that we determined the total compensation of our named executive officers for purposes of the Summary Compensation Table set forth above. This resulted in an annual total compensation of $90,439 for the identified employee for the year ended December 31, 2017. The calculation of the total compensation for Mr. Moore is included in the Summary Compensation Table set forth above. We made no material assumptions, adjustments, or estimates to identify the median employee or to determine total compensation, and we did not annualize the compensation for any employees that were not employed by us the entire year.

Stock Ownership

Holdings of Major Stockholders

The following table sets forth certain information regarding the beneficial ownership as of April 1, 2018 of shares of our common stock by each person or entity known to us to be a beneficial owner of 5% or more of our common stock.

MAJOR STOCKHOLDER TABLE

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Vitruvian II Woodford, LLC	15,068,360	(2)	8.6%
2445 Technology Forest Blvd., Suite 1100 The Woodlands, Texas 77381
Vitruvian Exploration II Holdings, LLC	15,068,360	(3)	8.6%
1401 McKinney Street, Suite 2700 Houston, Texas 77010
BlackRock, Inc.	14,234,791	(4)	8.2%
55 East 52nd Street New York, NY 10055
The Vanguard Group	13,243,282	(5)	7.6%
100 Vanguard Blvd. Malvern, Pennsylvania 19355

(1)	Beneficial ownership is determined in accordance with SEC rules. The percentage of shares beneficially owned is based on 174,523,685 shares of common stock outstanding as of April 1, 2018, including 1,000,198 shares of restricted stock awarded under our 2013 Restated Stock Incentive Plan or our Amended and Restated 2005 Stock Incentive Plan, but not yet vested.
(2)	Based solely on Schedule 13G/A filed with the SEC on February 8, 2018 by Vitruvian II Woodford, LLC, or Vitruvian. Vitruvian reported sole dispositive power and sole voting power of 15,068,360 shares of common stock.
(3)	Based solely on Schedule 13G/A jointly filed with the SEC on February 8, 2018 by Vitruvian Exploration II Holdings, LLC, or VEX Holdings, Vitruvian Exploration II, LLC, or VEX, Q-VEX II, LP, or Q-VEX, QEM V, LLC, or QEM, and S. Wil VanLoh, Jr. Each reporting person reported sole dispositive power and sole voting power of 15,068,360 shares of common stock. The holdings reported represent the shares of common stock held by Vitruvian. VEX Holdings holds a majority of the capital interests of Vitruvian and has the right to appoint four of the six managers of the Vitruvian Board (such managers referred to herein as the VEX Holdings Managers). Certain actions of Vitruvian, including certain dispositions, require the approval of the VEX Holdings Managers. VEX has the right to appoint a majority of the board of managers of VEX Holdings. Q-VEX has the right to appoint a majority of the board of managers of VEX. QEM is the sole general partner of Q-VEX. Any decision taken by QEM to vote, or to direct to vote, and to dispose, or to direct the disposition of, the Vitruvian Shares has to be approved by a majority of the members of the investment committee of QEM, which majority must include S. Wil VanLoh, Jr. Therefore, VEX Holdings, VEX, Q-VEX, QEM and S. Wil VanLoh, Jr. may be deemed to share voting and dispositive power over the Vitruvian Shares and may also be deemed to be the beneficial owners of such securities.
(4)	Based solely on Schedule 13G/A filed with the SEC on January 25, 2018 by BlackRock, Inc. BlackRock, Inc. reported sole voting power of 13,628,673 shares of common stock and sole dispositive power of 14,234,791 shares of common stock.
(5)	Based solely on Schedule 13G/A filed with the SEC on February 9, 2018 by The Vanguard Group, or Vanguard. Vanguard reported sole voting power of 86,194 shares of common stock, sole dispositive power of 13,155,052 shares of common stock, shared dispositive power of 88,230 shares of common stock and shared voting power of 15,183 shares of common stock. Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., both wholly owned subsidiaries of Vanguard, are the beneficial owners of 73,047 and 28,330 shares, respectively, of common stock.

Holdings of Officers and Directors

The following table sets forth certain information regarding the beneficial ownership as of April 1, 2018 of shares of our common stock by each of our directors, by each named executive officer and by all directors and executive officers as a group:

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Craig Groeschel(2)	18,389		*
David L. Houston(2)	53,066		*
C. Doug Johnson(2)(3)	19,883		*
Scott E. Streller(2)	39,032		*
Ben T. Morris(2)	21,192		*
Paul D. Westerman(4)	25,488		*
Deborah G. Adams(5)	2,898		*
Michael G. Moore(6)(7)	187,807		*
Keri Crowell(8)(9)	33,091		*
Stuart Maier(10)(9)	21,743		*
Robert Jones(11)(9)	16,492		*
Mark Malone(12)(9)	13,412		*
Aaron Gaydosik(13)	10,943		*

Directors and Executive Officers as a Group (18 persons)(9)	550,929		*

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with SEC rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are exercisable as of April 1, 2018, or exercisable within 60 days of April 1, 2018, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The percentage of shares beneficially owned is based on 174,523,685 shares of common stock outstanding as of April 1, 2018, including 1,000,198 shares of restricted stock awarded under our 2013 Restated Stock Incentive Plan but not yet vested. Unless otherwise indicated, all amounts exclude shares issuable upon the exercise of outstanding options and vesting of restricted stock units that that are not exercisable and/or vested as of April 1, 2018 or within 60 days of April 1, 2018. Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned.
(2)	Includes 9,608 restricted stock units, which will vest on the earlier of June 8, 2018 and the date of the 2018 Annual Meeting of Stockholders, in each case if such director is in continuous service on such date.
(3)	Mr. Johnson holds 3,500 of these shares in a joint account owned by Mr. Johnson and his spouse, resulting in shared voting and dispositive power of such shares.
(4)	Includes 5,488 restricted stock units, which will vest on the earlier of June 8, 2018 and the date of the 2018 Annual Meeting of Stockholders if such director is in continuous service on such date. Mr. Westerman shares voting and dispositive power of the other 20,000 shares with his spouse.
(5)	Includes 2,898 restricted stock units, which will vest on the earlier of June 8, 2018 and the date of the 2018 Annual Meeting of Stockholders if such director is in continuous service on such date.
(6)	Excludes (i) 24,868 shares of restricted stock granted under our 2013 Restated Stock Incentive Plan as a retention award in connection with his assumption of duties as interim Chief Executive Officer after the retirement of Mr. Palm in February 2014, which award was rescinded when Mr. Moore was named our Chief Executive Officer, (ii) 20,184 unvested restricted stock units granted under our 2013 Restated Stock Incentive Plan, 10,092 of which vest on each of March 10, 2019 and 2020 and (iii) 62,590 unvested restricted stock units, which vest on February 27, 2019. Mr. Moore has pledged 86,715 shares of common stock as collateral for a loan the proceeds from which were used to pay taxes due upon the vesting of equity awards.

(7)	Excludes the 403,226 restricted stock units granted to Mr. Moore on April 30, 2018 described above under “Compensation Discussion and Analysis—2018 Compensation Program—2018 Restricted Stock Unit Awards.”
(8)	Excludes (i) 5,334 shares of restricted stock, which vest on August 15, 2018, (ii) 6,000 unvested restricted stock units, which vest in three equal annual installments beginning on August 15, 2018 and (iii) 36,667 unvested restricted stock units, which vest in two approximately equal annual installments beginning on August 27, 2018.
(9)	Excludes the awards granted to certain of our named executive officers on April 18, 2018 described above under “Compensation Discussion and Analysis—2018 Compensation Program—2018 Restricted Stock Unit Awards.”
(10)	Of these shares, 111 are held by the S. Maier Revocable Trust, of which Mr. Maier is the trustee. Excludes (i) 3,334 shares of restricted stock, which will vest on August 15, 2018 and (ii) 21,334 unvested restricted stock units, which vest in two equal annual installments beginning on August 27, 2018.
(11)	Excludes (i) 4,001 unvested restricted stock units, which vest on August 15, 2018 and (ii) 23,334 unvested restricted stock units, which vest in two equal annual installments beginning on August 27, 2018.
(12)	Excludes (i) 4,001 unvested restricted stock units, which vest on August 15, 2018 and (ii) 23,334 unvested restricted stock units, which vest in two equal annual installments beginning on August 27, 2018.
(13)	Amount is as of March 31, 2016, the date of the last Form 4 filed by Mr. Gaydosik reporting ownership in the Company. Excludes an aggregate of 61,936 unvested restricted stock units and unvested shares of restricted stock, all of which forfeited upon Mr. Gaydosik’s resignation effective January 4, 2017. Mr. Gaydosik is no longer a reposting person.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of the forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations of our officers and directors, all Section 16(a) reports for the year ended December 31, 2017 applicable to our officers and directors and such other persons were filed on a timely basis.

Certain Relationships and Related Transactions

Review and Approval of Related Party Transactions

The audit committee, as provided in its charter, reviews and approves related party transactions. The Company does not have a formal set of standards to be substantively applied to each transaction reviewed by the audit committee. Instead of a formalized policy, related party transactions are reviewed and judgment is applied to determine whether such transactions are in the best interests of the Company. Further, the Company’s Code of Business Conduct and Ethics governs various compliance areas, including conflicts of interest and fair dealings, which are considered in the process of the review and approval of related party transactions.

The Company’s policy is that all of its employees and directors, as well as their family members, must avoid any activity that is or has the appearance of conflicting with the Company’s business interest. This policy is included in the Company’s Code of Business Conduct and Ethics posted on its website. Each director and executive officer is instructed to always inform the designated compliance officer when confronted with any situation that may be perceived as a conflict of interest. Only the board of directors or a committee consisting solely of independent directors may grant waivers of the provisions of the Code of Business Conduct and Ethics for the Company’s executive officers and directors. In addition, at least annually, each director and executive officer completes a detailed questionnaire specifying any business relationship that may give rise to a conflict of interest.

Further, under the audit committee charter, the audit committee is responsible for reviewing and monitoring compliance with our Code of Business Conduct and Ethics and recommending any warranted changes to the board of directors. In addition, the board of directors and, pursuant to its written charter, the audit committee, reviews and approves all relationships and transactions in which the Company and its directors, director nominees and executive officers and their immediate family members, as well as holders of more than 5% of any class of our voting securities and their family members, have a direct or indirect material interest. The board of directors and the audit committee approve only those transactions that, in light of known circumstances, are consistent, or are not inconsistent with, the Company’s best interests, as they determine in the good faith exercise of their discretion.

On February 17, 2017, we, through a wholly-owned subsidiary, completed our acquisition of certain assets, or the Vitruvian Acquisition, from Vitruvian II Woodford, LLC, or Vitruvian, an unrelated third-party seller at the time of the Vitruvian Acquisition. The consideration paid to Vitruvian was $1.85 billion, which included approximately 23.9 million shares of our common stock. As a result of the Vitruvian Acquisition, Vitruvian acquired more than 5% of our common stock. In connection with the Vitruvian Acquisition, we entered into a registration rights agreement with Vitruvian, pursuant to which we agreed to file a shelf registration statement with respect to the registration under the Securities Act of 1933, as amended, of the resale of the shares issued to Vitruvian and any shares of our common stock that may be issued or distributed in respect of the shares issued to Vitruvian upon certain events, which shelf registration statement became effective in April 2017. Under the registration rights agreement, we also agreed to provide certain demand and piggyback registration rights to Vitruvian. As Vitruvian was not a related party at the time of the transaction, our policies did not require the Vitruvian Acquisition go through the review process described above. However, the transaction was considered and approved by our board of directors.

Proposal to Approve, on an Advisory Basis, the Compensation Paid to the Company’s Named Executive Officers

(Item 2 on the Proxy Card)

In accordance with Section 14A of the Exchange Act, our board of directors is providing our stockholders with a non-binding advisory vote on the compensation paid to the Company’s named executive officers as reported in this proxy statement, or “say on pay” vote. The Company’s stockholders are being asked to vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our board of directors or the compensation committee. While the vote on executive compensation is solely advisory in nature, our board of directors and the compensation committee will review and consider the “say on pay” voting results when making future decisions regarding our executive compensation program.

Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this proxy statement, which discusses in detail the Company’s compensation policy and compensation arrangements which the Company believes are appropriate and reasonably consistent with market practice and with the long-term interests of the Company and its stockholders. In furtherance of the Company’s goals and objectives, the compensation committee, among other things, emphasizes long-term equity awards and annual performance bonuses under the previously implemented Annual Incentive Plan to more closely align our executives’ interests with those of our stockholders and to link a larger portion of our executives’ compensation to the performance of our stock and our operational performance. The compensation committee also believes that it sets meaningful performance targets under the Annual Incentive Plan. Further, in 2014, the compensation committee eliminated, and since that time has not used and does not intend to use, minimum discretionary cash bonus arrangements for our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, in recognition of the

Company’s focus on the use of performance-based bonuses. Further, beginning in 2017, in keeping with our enhanced focus on performance-based compensation, the compensation committee also eliminated discretionary bonuses for our other named executive officers, tying their bonuses for 2017 and 2018 to certain pre-established Company performance metrics under the Annual Incentive Plan, as described in more detail under the “Compensation Discussion and Analysis.” The compensation committee believes that our shift to linking a larger portion of such executive officers’ compensation to long-term equity incentive awards and our shift away from discretionary cash bonuses to performance-based bonus arrangements for such executive officers appropriately align with the long-term interests of the Company and its stockholders and are consistent with market practices. The compensation committee also believes that our current compensation policies and practices enhance retention of executive talent through multi-year vesting of stock awards and do not encourage unnecessary and excessive risk taking. The compensation committee further believes that our other compensation policies and practices, such as our policy prohibiting pledging (except in certain limited circumstances and subject to prior approval by our compliance officer or the compensation committee) or hedging of our stock by our executive officers and directors, as well as the lack of significant prerequisites and absence of pension or supplemental retirement benefits, aside from those afforded under our broad-based 401(k) plan, for our executive officers are consistent with prudent compensation philosophy and the interests of our stockholders.

We have determined that our stockholders should cast an advisory vote on the compensation of our named executive officers on an annual basis. Unless this policy changes, the next advisory vote on the compensation of our named executive officers will be at the 2019 annual meeting of stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 2.

Proposal to Ratify the Appointment of Our Independent Auditors

(Item 3 on the Proxy Card)

What am I voting on?

You are voting on a proposal to ratify the appointment of Grant Thornton LLP as our independent auditors for fiscal year 2018. The audit committee has appointed Grant Thornton LLP to serve as independent auditors.

What services do the independent auditors provide?

Audit services of Grant Thornton LLP for fiscal year 2017 included an audit of our consolidated financial statements and services related to periodic filings made with the SEC. Additionally, Grant Thornton LLP provided certain services related to the consolidated quarterly reports and annual and other periodic reports, registration statements and comfort letters and other services as described below.

How much were the independent auditors paid in 2016 and 2017?

Grant Thornton LLP’s fees for professional services totaled $1,072,950 for 2016 and $1,176,500 for 2017. Grant Thornton LLP’s fees for professional services included the following:

•	Audit Fees—aggregate fees for audit services, which relate to the fiscal year consolidated audit, quarterly reviews, registration statements, comfort letters, statutory and regulatory audits and accounting consultations were $1,072,950 for 2016 and $1,176,500 for 2017.

•	Audit-Related Fees—aggregate fees for audit-related services, consisting of audits in connection with proposed or consummated dispositions, benefit plan audits, other subsidiary audits, special reports, and accounting consultations, were $0 in 2016 and $0 for 2017.

•	Tax and All Other Fees—there were no tax or other fees for products or services provided by Grant Thornton LLP in addition to the services described above in 2016 and 2017.

Does the audit committee approve the services provided by Grant Thornton LLP?

It is our audit committee’s policy to pre-approve all audit, audit related and permissible non-audit services rendered to us by our independent auditor. Consistent with such policy, all of the fees listed above that we incurred for services rendered by Grant Thornton LLP in fiscal years 2016 and 2017 were pre-approved by our audit committee. No non-audit services were provided to us by Grant Thornton LLP in 2016 or 2017.

Will a representative of Grant Thornton LLP be present at the meeting?

Yes, one or more representatives of Grant Thornton LLP will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from the stockholders.

What vote is required to approve this proposal?

Stockholder ratification of the appointment of our independent auditors is not required by the Company’s bylaws or otherwise. However, we are submitting this proposal to the stockholders as a matter of good corporate practice. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. If the appointment of Grant Thornton LLP is not ratified, the audit committee will reconsider the appointment. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such change would be in best interests of the Company and its stockholders.

Has Grant Thornton LLP always served as Gulfport’s independent auditors?

Grant Thornton LLP has served as our independent auditors since 2005.

What does the board of directors recommend?

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR 2018.

Solicitation by Board; Expenses of Solicitation

Our board of directors has sent you this proxy statement. Our directors, officers and employees may solicit proxies by mail, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy material used in the solicitation of proxies.

Submission of Future Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal, including with respect to the nomination of directors, at the 2019 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to our Senior Vice President of Corporate Development and Strategy. The proposal must be received no later than December 31, 2018.

Stockholders who wish to propose a matter for action at the 2019 Annual Meeting, including with respect to the nomination of directors, but who do not wish to have the proposal or nomination included in the proxy statement, must notify the Company in writing of the information required by the provisions of our bylaws dealing with stockholder proposals. The notice must be delivered to our Senior Vice President of Corporate Development and Strategy between January 30, 2019 and March 1, 2019. You can obtain a copy of our bylaws by writing the Senior Vice President of Corporate Development and Strategy at the address below, or from the SEC website at www.sec.gov, which is listed as an exhibit to our latest report on Form 10-K filed with the SEC on February 22, 2018.

All written proposals should be directed to Paul K. Heerwagen IV, our Senior Vice President of Corporate Development and Strategy at Gulfport Energy Corporation, 3001 Quail Springs Parkway, Oklahoma City, Oklahoma 73134.

The board of directors is responsible for selecting and recommending director candidates and will consider nominees recommended by stockholders. If you wish to have the board of directors consider a nominee for director, you must send a written notice to our Senior Vice President of Corporate Development and Strategy at the address provided above and include the information required by our bylaws and discussed beginning on page 13 of this proxy statement.

Availability of Form 10-K and Annual Report to Stockholders

SEC rules require us to provide an Annual Report to stockholders who receive this proxy statement. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including the financial statements and the financial statement schedules, are available without charge to stockholders upon written request to Director of Investor Relations, Gulfport Energy Corporation, 3001 Quail Springs Parkway, Oklahoma City, Oklahoma 73134 or via the Internet at www.gulfportenergy.com. We will furnish the exhibits to our Annual Report on Form 10-K upon payment of our copying and mailing expenses.

Householding

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family, unless instructions have been received to the contrary. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces our mailing and printing expenses.

If you would like to receive your own set of the annual report and proxy statement this year or in future years, follow the instructions described below, and we will promptly deliver a separate copy to you. Similarly, if you share an address with another Gulfport stockholder and together both of you would like to receive in the future only a single annual report and proxy statement, follow these instructions:

•	If your shares of our common stock are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A., and inform them of your request by calling their toll-free number: (800) 962-4284 or by mail: Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021.

•	If a broker or other nominee holds your shares, please contact your broker or nominee.

Other Matters

The board of directors does not intend to present any other items of business other than those stated in the Notice of Annual Meeting of Stockholders. If other matters are properly brought before the meeting, the persons named as your proxies will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 30, 2018.
Vote by Internet • Go to www.investorvote.com/GPOR • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Michael G. Moore	☐	☐	☐	02 - Craig Groeschel	☐	☐	☐	03 - David L. Houston	☐	☐	☐
	04 - C. Doug Johnson	☐	☐	☐	05 - Ben T. Morris	☐	☐	☐	06 - Scott E. Streller	☐	☐	☐
	07 - Paul D. Westerman	☐	☐	☐	08 - Deborah G. Adams	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Proposal to Approve, on an Advisory Basis, the Compensation Paid to the Company’s Named Executive Officers	☐	☐	☐	3.	Proposal to Ratify the Appointment of Our Independent Auditors, Grant Thornton LLP, for fiscal year 2018	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or another authorized officer. If a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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02U5HA

Proxy – Gulfport Energy Corporation

You are cordially invited to attend the Annual Meeting of Stockholders

To be held on May 30, 2018, at

10:00 a.m. Oklahoma City time, at

3001 Quail Springs Parkway,

Oklahoma City, Oklahoma 73134

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — GULFPORT ENERGY CORPORATION

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

Gulfport Energy Corporation

This Proxy Is Solicited On Behalf Of The Board Of Directors

The undersigned hereby appoints Michael G. Moore and Keri Crowell (together, the “Proxies”), and each of them, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Gulfport Energy Corporation (the “Company”) to be held on May 30, 2018 at 10:00 a.m. Oklahoma City time and at any adjournments and postponements thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the 2018 Notice of Annual Meeting and accompanying Proxy Statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR EACH OF THE PROPOSALS 2 AND 3 IN ACCORDANCE WITH THE BOARD OF DIRECTOR’S RECOMMENDATION. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

IMPORTANT – PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY. THANK YOU FOR VOTING.

(Continued and to be marked, dated and signed on reverse side.)